Exhibit 2.1

SHARE PURCHASE AGREEMENT
BRUNO DEMATTÉ NICOLAS DEMATTÉ MARISE DEMATTÉ NEW DEMINVEST KARA INVEST CM-CIC INVESTISSEMENT as the Vendors and VISTAPRINT ITALY SRL as the Purchaser
March 2, 2015
LATHAM & WATKINS

TABLE OF CONTENTS
CLAUSE                                                 PAGE

1.	Definitions		3

2.	Sale and Purchase of the Shares		13
	2.1	Sale and Purchase of the Initial Shares	13
	2.2	Contingent Sale and Purchase of the Remaining Shares	13

3.	Initial Acquisition – First Tranche Purchase Price and Payment		14
	3.1	First Tranche Purchase Price	14
	3.2	Estimated First Tranche Purchase Price Paid at Initial Closing	14
	3.3	First Tranche Purchase Price Adjustment Payment	15

4.	Options on the Remaining Shares		16

5.	Conditions Precedent to the Initial Acquisition		17
	5.1	Regulatory Approvals	17
	5.2	Conditions Precedent to the Obligations of the Purchaser	17
	5.3	Cooperation	17

6.	Pre-Closing Covenants		18
	6.1	Management up to the Initial Closing Date	18
	6.2	Management between the Initial Closing Date and the Subsequent Closing Date	18
	6.3	Prior Approvals Required From Third Parties	18
	6.4	Relations with Members of the Vendors' Group	19
	6.5	Access to Records	19
	6.6	Acquisition of the Real Estate Companies by a group company	19
	6.7	Foreign Subsidiaries	20

7.	Initial Closing		20
	7.1	Initial Closing Date	20
	7.2	Actions to be taken on the Initial Closing Date	20

8.	Subsequent Closing		23
	8.1	Subsequent Closing Date	23
	8.2	Actions to be taken on the Subsequent Closing Date	23

9.	Post-Initial Closing Covenants		24
	9.1	Merger between Exagroup and Exaprint	24
	9.2	Non-Competition	25
	9.3	Asset Sale Agreement	26
	9.4	New Deminvest’s ownership and assets	26

10.	Representations and Warranties of the Purchaser		26

	10.1	The Purchaser	26
	10.2	Financing of the Transaction	27

11.	Representations and Warranties of the Vendors		27
	11.1	The Vendors	27
	11.2	The Shares	28
	11.3	No violation	28
	11.4	The Group Companies	29
	11.5	Accounting Matters	31
	11.6	Financial Matters	31
	11.7	Off Balance Sheet Arrangements	32
	11.8	Inventory	33
	11.9	Receivables	33
	11.1	Personal Property	33
	11.11	Real Property	34
	11.12	Intellectual Property and Personal Data Protection	35
	11.13	Agreements	37
	11.14	Environment	38
	11.15	Compliance with Laws	39
	11.16	Relations with the Vendors	39
	11.17	Commercial Relations	39
	11.18	Commercial Agents	40
	11.19	Employment - Pension	40
	11.2	Insurance	43
	11.21	Litigation	44
	11.22	Product Liability	44
	11.23	Tax Matters	44
	11.24	Anti-Corruption and Anti-Bribery Compliance	46
	11.25	Interim Period - Management	47
	11.26	Brokers’ Fees	49
	11.27	Completeness of Representations and Warranties	49

12.	Refund		49
	12.1	Refund	49
	12.2	Calculation	50
	12.3	Limitations	51
	12.4	Claim Notices	52
	12.5	Claims Involving Third Parties	52
	12.6	Payment	53
	12.7	Disclosures	54
	12.8	Survival of Representations, Warranties and Refund	54

13.	Bank Guarantee		55

14.	Confidentiality		55

15.	Vendors Representative		55

16.	Notices		56

17.	Substitution – Assignment – Restructuring		57
	17.1	Substitution prior to Initial Closing	57
	17.2	Assignment - Restructuring	57

18.	Taxes - Other Costs and Expenses		58

19.	Miscellaneous		58
	19.1	Interpretation	58
	19.2	Calculation of Time Periods	59
	19.3	Amendment - Waiver	59
	19.4	Invalidity - Agreement to Prevail	59

20.	Governing Law - Disputes		59

TABLE OF SCHEDULES			63

SHARE PURCHASE AGREEMENT dated March 2, 2015
AMONG

(1)
VISTAPRINT ITALY SRL, a limited liability company organized under the laws of Italy with a share capital of €10,000 (ten thousand euros), whose registered office is at Quarto d’Altino, Venezia, via I Maggio 8, 30020 Italy, registered with the Chamber of Commerce of Venice under number 2032247, represented by Robert S. Keane, duly authorized;

(the "Purchaser")

(2)	Mr. Bruno Dematté, a French citizen, born on 9/12/1939 at Naz Sciaves (Italy), residing at 310, avenue Marguerite Audoux, 83700 Saint Raphael;
("BD")

(3)	Mr. Nicolas Dematté, a French citizen, born on 21/05/1965 at Rueil Malmaison (92) and residing at 135, rue des Pomettes, 34090 Montpellier;
("ND")

(4)	Mrs. Marise Dematté, a French citizen, born on 20/07/1968 at Rueil Malmaison (92), and residing at 174, chemin de la Rocheuse, 34170 Castelnau Le Lez;
("MD")

(5)
NEW DEMINVEST, a société civile organized under the laws of France with a share capital of €17,000,100, whose registered office is at 4, rue de l’Hôtel de Ville - 34000 Montpellier, registered with the Trade and Companies Registry under number 809 875 461 RCS Montpellier, represented by Bruno Dematté, duly authorized; and

("New Deminvest")

(6)
KARA INVEST, a société civile organized under the laws of France with a share capital of €102,700, whose registered office is at 135, rue des Pommettes - 34000 Montpellier, registered with the Trade and Companies Registry (registration number in the process of being attributed), represented by Bruno Dematté, duly authorized; and

("Kara")

(7)
CM-CIC Investissement, a société par actions simplifiée organized under the laws of France with a share capital of €881,093,620, whose registered office is at 28, avenue de l’Opéra, 75002 Paris, registered with the Trade and Companies Registry under number 317 586 220 RCS Paris represented by Eve Basse-Cathalinat, duly authorized ("CM-CIC"); and

(8)	Mr. Pablo Del Rio, a French citizen, born on 11/09/1999 at Montpellier (34) and residing at 174, chemin de la Rocheuse - 34170 Castelnau Le Lez;

(9)	Mrs. Sara Del Rio, a French citizen, born on 23/03/1996 at Montpellier (34) and residing at 14 avenue du Maréchal Foch - Angers (49);

(10)	Mr. Antoine Dematté, a French citizen, born on 11/02/1992 at Semur en Auxois (21) and residing at 135, rue des Pommettes - 34000 Montpellier;

(11)	Mr. Guillaume Dematté, a French citizen, born on 12/11/1994 at Ganges (34) and residing at 135, rue des Pommettes - 34000 Montpellier;
(the above parties from (2) to (11) being hereinafter referred to individually as a "Vendor" and collectively as the "Vendors"; New Deminvest and Kara being referred to collectively as the "Holding Companies").
The Vendors and the Purchaser are hereinafter referred to individually as a "Party" and collectively as the "Parties". As an exception, a "Party" or "Parties" shall mean either of ND, MD and/or the Purchaser for the purpose of Clauses 4 and 8 of the Share Purchase Agreement. ND, MD and New Deminvest are acting together jointly and severally (solidairement). It is expressly specified that CM-CIC shall not be considered as acting jointly and severally (solidairement) with any other Vendor. ND undertakes that the Vendors listed in paragraphs (10) and (11) above will comply with all their undertakings under this Share Purchase Agreement and MD undertakes that the Vendors listed in paragraphs (8) and (9) above will comply with all their undertakings under this Share Purchase Agreement.
PREAMBLE

(a)
As of the date hereof, the Vendors are, and will be on the Initial Closing Date, the direct owners of the Shares as set out in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors).

(b)
The Company, directly and through its Subsidiaries, is engaged in the business of manufacturing, designing and selling a wide variety of printed materials of all sizes for businesses as well as other organizations, and notably includes the Exaprint business which is dedicated to serving graphics arts professionals and communications agencies.

(c)
As of the date hereof, the Company owns, and will own on the Initial Closing Date, directly or indirectly, a majority of the share capital of the Subsidiaries identified in Schedule 3 (List of the Subsidiaries) and a shareholding in the Minority Shareholdings identified in Schedule 4 (List of Minority Shareholdings).

(d)
The Purchaser has had the opportunity to review certain documents concerning the Group Companies which were made available to it by the Vendors, in particular through (i) a virtual data-room organized by Altium Capital AG, having its registered office at Nextower, 31st floor Thurn-und-Taxis-Platz 6, 60313 Frankfurt, Germany from December 1st, 2014 (hereinafter the "Data Room"), (ii) answers communicated by the Vendors during a Q&A process organized in the context of the Data Room, and (iii) additional information during meetings with representatives of the Company.

(e)
In a first phase, the Purchaser wishes to acquire the Initial Shares from the Vendors and the Vendors wish to sell the Initial Shares to the Purchaser (the "Initial Acquisition"), which will result in (i) the Purchaser owning 70% of the share capital and voting rights in the Company and (ii) the Group Companies owning 100% of the share capital and voting rights in the Real Estate Companies as from the Initial Closing Date.

(f)
In a second phase, the Purchaser wishes to acquire the Remaining Shares from ND and MD and ND and MD wish to sell the Remaining Shares to the Purchaser (the "Subsequent Acquisition"), which will result in the Purchaser owning 100% of the share capital and voting rights in the Company as from the Subsequent Closing Date.

(g)
The Purchaser, ND and MD agree that on the Initial Closing Date, they shall execute a shareholders’ agreement setting forth certain rights and obligations of the Purchaser, ND and MD, procedures for the conduct of the affaires and the management of the Group and organizing the conditions under which transfers of securities of the Company may take place from the Initial Closing Date until the Subsequent Closing Date (the "Shareholders’ Agreement"), whose agreed form is attached hereto as Schedule 14 (Shareholders’ Agreement).

(h)	The Parties agree that the Initial Acquisition and the Subsequent Acquisition shall be implemented under the terms and conditions of this Share Purchase Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS

1.	Definitions
For the purpose of the Share Purchase Agreement, the following capitalized terms shall have the following meanings which shall be equally applicable to the singular or plural forms of such terms and be interpreted, as appropriate, to include the masculine and feminine genders:
"Accounting Principles" means the applicable accounting principles in France.
"Acquisition" means the Initial Acquisition together with the Subsequent Acquisition.
"Affiliate" means, in relation to any specified Person, a company that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, where the term "control" has the meaning given to it by Article L.233-3 of the French Commercial Code. In all cases relating to CM-CIC, the term “Affiliate” means only and exclusively CM-CIC excluding any Affiliate of CM-CIC or any entity of the group to which CM-CIC belongs.
"Agreement" has the meaning given to such term in Clause 11.13 (Agreements).
"Allocable Portion" means, with respect to the Initial Shares held by any Vendor, that portion of the Purchase Price payable to such Vendor identified in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors).
"Annual Accounts" means the balance sheet and profit and loss accounts (together with the notes attached thereto) of each Group Company as at the Reference Date, as set out in Schedule 11.5(a) (Annual Accounts).
"Anti-Corruption and Anti-Bribery Laws" means Articles L.561-1 and seq. and R.561-1 and seq. of the French Monetary and Financial Code, Articles 324-1 and seq. of the French Penal Code, the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable anti-corruption or anti-bribery laws or regulations, including, without limitation the UK Bribery Act 2010.
"Asset Sale Agreement" means the “acte de cession de fonds de commerce” in the form attached hereto as Schedule 9.3 (Asset Sale Agreement).
"Bank Guarantee" means the “cautionnement solidaire” in an amount of €10,000,000 (ten million euros) to be issued by Crédit Industriel et Commercial SA in the form attached hereto as Schedule 13 (Bank Guarantee).

"Base Price" has the meaning given to such term in Clause 3.1 (First Tranche Purchase Price).
"BD" means the Person listed in paragraph 2 of the Parties hereto.
"Buffer" has the meaning given to such term in Clause 3.2.2 (Initial Closing Payment).
"Business Day" means any day (other than a Saturday or a Sunday) on which banks and financial markets are open in France and Italy.
"Business Representations and Warranties" means all the representations and warranties given by the Guarantors in Clause 11 (Representations and Warranties of the Vendors) with the exception of the Fundamental Representations and Warranties.
"Cash" has the meaning given to such term in Schedule 5 (Working Capital and Net Debt Definitions).
"Claim" has the meaning given to such term in Clause 12.4 (Claim Notices).
"Claim Notice" has the meaning given to such term in Clause 12.4 (Claim Notices).
"Closing Accounts" means the balance sheet and profit and loss accounts (together with the notes attached thereto) of the Company on a consolidated basis (including each Group Company) as of the Initial Closing Date.
"Closing Accounting Principles" means (a) the accounting principles and procedures to be applied by the Parties and the Group Companies for the Final Closing Statement and the Closing Accounts as set out in Schedule 6 (Closing Accounting Principles) and (b) to the extent not covered in (a) above, the Accounting Principles.
"CM-CIC" means the Person listed in paragraph 7 of the Parties hereto.
"Collective Bargaining Agreements" has the meaning given to such term in Clause 11.19(d) (Employment).
"Company" means Exagroup, a société par actions simplifiée organized under the laws of France with a share capital of €2,000,000 (two million euros), whose registered office is at 451, rue de la Mourre, Zac Frejorgues Est, 34130 Mauguio, registered with the Trade and Companies Registry under number 380 353 235 RCS Montpellier.
"Competing Business" has the meaning given to such term in Clause 9.2 (Non-Competition).
"Consolidated Accounts" means the audited balance sheet and profit and loss accounts (together with the notes attached thereto) of the Company on a consolidated basis as of December 31, 2014 (the "2014 Accounts"), as set out in Schedule 11.5(b) (Consolidated Accounts).
"Data Room" has the meaning given to such term in the Preamble of this Share Purchase Agreement.
"Debt" has the meaning given to such term in Schedule 5 (Working Capital and Net Debt Definitions).
"Disputed Items" has the meaning given to such term in Schedule 8 (Procedure for the Settlement of Disputes).
"Draft Closing Statement" means a written statement to be prepared in accordance with Clause 3.3.1 (Draft Closing Statement) and on the basis of the Closing Accounting Principles.

"Entity" means any entity, company, corporation, group, de facto company, association, partnership, whether governmental or private, or whether or not having a separate legal personality, and including any Governmental Authority.
"Environmental Laws" means all applicable Laws relating to environmental protection (including protection of air, water, soil and sub-soil, hygiene and public health, noise or protection of properties and individual safety (sécurité des biens et des personnes)), and the provisions of the French Civil Code relating to liability for one's own account (responsabilité du fait personnel), on account of a third party (responsabilité du fait des tiers), on account of goods (responsabilité du fait des choses) and for nuisances (troubles du voisinage).
"Environmental Permits" has the meaning given to such term in Clause 11.14 (Environment).
"Estimated First Tranche Purchase Price" has the meaning given to such term in Clause 3.2.1 (Determination of the Estimated First Tranche Purchase Price).
"Estimated Net Debt" means the amount of the Net Debt estimated by the Vendors Representative pursuant to Clause 3.2.1 (Determination of the Estimated First Tranche Purchase Price).
"Estimated Working Capital" means the amount of the Working Capital as will be estimated pursuant to Clause 3.2.1 (Determination of the Estimated First Tranche Purchase Price).
"Estimated Working Capital Adjustment" means the difference, whether negative or positive, between the Estimated Working Capital and the Normalized Working Capital.
"Exaprint" means a French société par actions simplifiée, with registered number 422 843 797 RCS Montpellier and having its registered office at 451, rue de la Mourre, Zac Frejorgues Est, 34130 Mauguio.
"Expert" has the meaning given to such term in Schedule 8 (Procedure for the Settlement of Disputes).
"Final Closing Statement" means the Draft Closing Statement as agreed among the Purchaser and the Vendors Representative pursuant to Clause 3.3.2 (Review of the Draft Closing Statement by the Vendors Representative) or as determined by the Expert pursuant to Schedule 8 (Procedure for the Settlement of Disputes).
"First Tranche Purchase Price" has the meaning given to such term in Clause 3.1 (First Tranche Purchase Price).
"First Tranche Purchase Price Adjustment" means the difference, whether positive or negative, between the amount of the First Tranche Purchase Price, as set out in the Final Closing Statement, and the amount of the Estimated First Tranche Purchase Price, such First Tranche Purchase Price Adjustment being payable after Initial Closing in accordance with Clause 3.3.3 (Payment of the First Tranche Purchase Price Adjustment).
"Foreign Subsidiaries" means (i) Exaprint Iberia, a sociedad de responsabilidad limitada incorporated under the laws of Spain, ýwith registered office at calle Riera de Vallvidrera 17, Poligono Industrial Riera del Moli, 08750, Molins de Rei, Barcelona,ý Spain, registered with the Commercial Registry of Barcelona under Book 41,936, Sheet 91, Page B-396,227 and with tax identification number (C.I.F.) B-65,312,209, (ii) Exaprint Italia S.r.l., a limited liability company (società a responsabilità limitata) organized under the laws of Italy with a corporate capital of €100,000 (one hundred thousand euros) fully paid-in, whose registered office is at 3, via XX settembre, Torino, registered with the Trade and Companies Registry of Torino under number 1161146 REA Torino and having tax code number 10778680016 and (iii) Exaprint London Limited, a private company limited by shares incorporated under the laws of England with registered number 08300319 and with its registered address at 82 St John Street, London, United Kingdom EC1M 4JN.
"Fundamental Representations and Warranties" means the representations and warranties in relation to Clause 11.1 (The Vendors), Clause 11.2 (The Shares), paragraphs (a) to (g) of Clause 11.4 (The Group Companies), Clause 11.16 (Relations with the Vendors), and Clause 11.26 (Brokers Fees) of this Share Purchase Agreement.
"Governmental Authority" means any foreign, international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, tax or administrative authority including any ministry, department, agency, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial or administrative authority of competent jurisdiction.
"Governmental Authorization" means any license, certificate, approval, consent, permit, ruling, visa, qualification, exemption or other authorization, whether express or implied (including the lapse of a prescribed time at the end of which without an objection having been made the authorization will be deemed granted) granted by or under the authority of any Governmental Authority.
"Group" means the Company, the Real Estate Companies and the Subsidiaries taken as a whole.
"Group Company" means any of the Company, the Real Estate Companies and the Subsidiaries.
"Guarantee" means any guarantee, joint undertaking (caution, aval), comfort letter, letter of credit, or any obligation, whether actual or contingent, to guarantee the repayment of or assume any Indebtedness of any Person or pertaining, directly or indirectly, to maintain the ability of a Person to meet any of its Indebtedness.
"Guarantors" means, jointly and severally, ND, MD and New Deminvest, it being specified however that all the Vendors shall be deemed to be Guarantors for the purpose of the Share Purchase Agreement in respect of the representations and warranties contained in Clause 11.1 (The Vendors), and paragraphs (a) to (f) of Clause 11.2 (The Shares).
"Holding Companies" means Kara and New Deminvest.
"Indebtedness" means any obligation (whether incurred jointly, severally as principal or as surety or in any other capacity whatsoever) for the payment or repayment of money, whether present or future, actual or contingent including through the issuance of securities such as bonds.
"Initial Acquisition" has the meaning given to such term in the Preamble of this Share Purchase Agreement.
"Initial Closing" means the consummation of the sale of the Initial Shares by the Vendors to the Purchaser by delivery of the documents and closing of the transactions referred to in Clause 7.2 (Actions to be taken on the Initial Closing Date) and the payment of the First Tranche Purchase Price.
"Initial Closing Date" means the date referred to in Clause 7.1 (Initial Closing Date) on which the Initial Closing shall occur.
"Initial Limit Date" means June 30, 2015, unless extended by mutual agreement of the Purchaser and Vendors Representative.

"Initial Shares" means 1,153,332 ordinary A shares of Exagroup and 246,668 preferred B shares of Exagroup, representing altogether 70% of the share capital and voting rights of Exagroup, held by the following shareholders:

•	488,040 ordinary A shares of Exagroup and the usufruct of 145,132 ordinary A shares of Exagroup held by BD,

•	261,540 ordinary A shares of Exagroup held by New Deminvest,

•	112,341 ordinary A shares of Exagroup and the bare ownership of 72,566 ordinary A shares of Exagroup held by ND,

•	1,580 ordinary A shares of Exagroup held by Kara Invest,

•	128,359 ordinary A shares of Exagroup and the bare ownership of 72,566 ordinary A shares of Exagroup held by MD,

•	246,668 preferred B shares of Exagroup held by CM-CIC,

•	638 ordinary A shares of Exagroup held by Mr. Pablo Del Rio,

•	316 ordinary A shares of Exagroup held by Mrs. Sara Del Rio,

•	7,693 ordinary A shares of Exagroup held by Mr. Antoine Dematté, and

•	7,693 ordinary A shares of Exagroup held by Mr. Guillaume Dematté.
"Insurance Policy" has the meaning given to such term in Clause 11.20(a) (Insurance).
"Intellectual Property Right" means Registrable IP, Software and any other intellectual property including but not limited to copyrights and design rights, all inventions (whether patentable or not and whether or not reduced to practice), moral rights, trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), databases, including the benefit of all applications, derivative products, and rights relating to the foregoing.
"Inventory" means the goods (semi-finished goods, finished goods, or residual goods), merchandise, supplies, works in process and raw materials, including any of the foregoing owned by a Group Company but in the possession of Persons other than a Group Company for the benefit of, or pursuant to instructions of, a Group Company.
"Joint Guarantors" means ND, MD and New Deminvest which are jointly and severally (solidairement) liable for the purpose of this Share Purchase Agreement.
"Kara" means the Entity listed in paragraphs 6 of the Parties thereto.
"Key Employees" means Mr. François Potier, Mr. Ludovic Martin and Mr. Romain Bessuges.
"Knowledge of the Guarantors" means, when used to qualify the scope of a representation contained in Clause 11 (Representations and Warranties of the Vendors), that any of ND, MD, Mr. François Potier, Mr.

Ludovic Martin or Mr. Romain Bessuges has actual knowledge of the facts underlying the representation so qualified or would have known such facts after carrying out reasonable inquiries and verifications.
"Law" means any treaty, directive, international agreement, law, statute, decree, regulation, order, code, rule, ordinance, judgment, guideline (including any judicial or administrative interpretation thereof) and any Governmental Authorization.
"Lien" means any security interest, mortgage, lien, pledge, easement of way, encumbrance, charge, hypothecation, right of set-off, assignment by way of security, reservation of title or any right restricting the full use, ownership or transferability of any asset (including any promise to sell, right of preemption, inalienability, tag along or drag along right, preference agreement, escrow or any other restriction that may apply to Securities).
"Loss" means any damage, loss or liability, as well as any related costs, fees, interest, penalties and other charges incurred by the Purchaser or any Group Company that are recoverable under applicable Law.
"Managers" means the legal representatives (mandataires sociaux) (including the chairmen (présidents), directors and members of the board (administrateurs et membres du Directoire), managers (gérants), managing directors (directeurs généraux), delegate managing directors (directeurs généraux délégués).
"Material Adverse Effect" means (i) the death of either ND or MD, (ii) the invalidity (invalidité) of either ND or MD under the second or third category as defined in Article L.341-4 of the French Social Security Code, or (iii) the substantial interruption of the Group Companies’ operations for more than ten (10) consecutive calendar days, for any reason whatsoever (including any natural disaster, website downtime and damage or destruction of all or part of the Group Companies’ facilities).
"MD" means the Person listed in paragraph 4 of the Parties hereto.
"Merger Control Clearances" means the fact that, in accordance with the Merger Control Regulations, any Governmental Authority having jurisdiction thereon,

(a)	authorizes (without any particular requirements or conditions) the concentration resulting from the Acquisition, or

(b)	does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Merger Control Regulations, or

(c)	decides that such concentration falls outside the scope of the Merger Control Regulations.
"Merger Control Regulations" means any applicable merger control Laws related to mergers pursuant to which the relevant Governmental Authority will be required to control the concentration resulting from the Acquisition in terms of its effect on the structure of the competition on the relevant markets.
"Minimum Second Tranche Purchase Price" has the meaning given to such term in Clause 4 (Options on the Remaining Shares).
"Minority Shareholdings" means the companies identified in Schedule 4 (List of Minority Shareholdings) in which the Company owns, directly or indirectly, a minority shareholding.
"ND" means the Person listed in paragraph 3 of the Parties hereto.

"Net Debt" means the Debt less the Cash.
"Net Debt Adjustment" means the difference between the Estimated Net Debt and the Net Debt.
"New Deminvest" means the Entity listed in paragraphs 5 of the Parties thereto.
"Normalized Working Capital" means the negative amount equal to (-) €3,238,850 (minus three million, two hundred and thirty-eight thousand, eight hundred and fifty euros).
"Notice" has the meaning given to such term in Clause 16 (Notices).
"Notice of Non-Acceptance" has the meaning given to such term in Clause 3.3.2(a) (Review of the Draft Closing Statement by the Vendors Representative).
"Objection Notice" has the meaning given to such term in Clause 12.4(d) (Claim Notices).
"Open License Terms" means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a "Work") which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, "Related Software"), any of the following: (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; or (c) the express granting of a royalty‑free license to any third party under Intellectual Property Rights (including patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website. Any software licensed to a Group Company under less restrictive free or open source licensing and distribution models such as the MIT license, Boost Software License, or the Beer Ware license or any similar licenses, and any software that is dedicated to the public domain is also "Public Software".
"Option Agreements" means the agreements attached hereto as Schedule 4(a)(i) (Call option agreement between ND and the Purchaser), Schedule 4(a)(ii) (Call option agreement between MD and the Purchaser), Schedule 4(a)(iii) (Put option agreement between ND and the Purchaser), and Schedule 4(a)(iv) (Put option agreement between MD and the Purchaser).
"Parties" means either the Purchaser or any of the Vendors and together, the Purchaser and the Vendors.
"Person" means any individual or Entity.
"Personal Data" has the meaning given to such term by the French Act No. 78-17 dated 6 January 1978 relating to computer systems, files and civil liberties.
"Personal Property" has the meaning given to such term in Clause 11.10(a) (Personal Property).

"Pre-Closing Statement" has the meaning given to such term in Clause 3.2.1(b) (Determination of the Estimated First Tranche Purchase Price).
"Procedure for Settlement of Disputes" means the procedure described in Schedule 8 (Procedure for the Settlement of Disputes).
"Proceedings" means any action, audit, hearing, inquiry, investigation, claim, complaint, litigation or suit (whether civil, administrative, or criminal) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.
"Products" has the meaning given to such term in Clause 11.22(a) (Product Liability).
"Public Software" means any software, libraries or other code that is licensed to a Group Company under Open License Terms.
"Purchase Price" means the sum of the First Tranche Purchase Price and the Second Tranche Purchase Price.
"Purchaser" means the Person listed in paragraph 1 of the Parties hereto.
"Pure Business" has the meaning given to such term in Clause 9.3 (Asset Sale Agreement).
"Real Estate Company(ies)" means SCI La Mougère and SCI Del Camino.
"Real Property" has the meaning given to such term in Clause 11.11(a) (Real Property).
"Real Property Leases" means all leases relating to Real Property (including commercial leases, long-term leases (baux emphytéotiques), construction leases (baux à construction), financial leases (credit-baux)) and any other right of occupation of any Real Property benefiting to or granted by a Group Company.
"Receivables" has the meaning given to such term in Clause 11.9(a) (Receivables).
"Records" means any and all contracts, books, registers, minutes, accounts, or other documents or written data (whether in tangible or digital or other intangible format) maintained by an entity within the frame of its activities.
"Reference Date" means December 31st, 2014.
"Reference Year Revenues" means the audited consolidated net revenues of the Group Companies (chiffre d’affaires net consolidé) as indicated in the audited consolidated accounts of the Company as of the twelve-month period ended December 31, 2017, minus any revenues generated by the Pure Business, minus any revenues generated during 2017 by the Group Companies with the Purchaser and the Purchaser’s Affiliates, and minus any revenues generated during 2017 by the Group Companies as a result of acquisitions or other business combinations carried out by any Group Company, unless the Purchaser, ND and MD agree otherwise.
"Refund" has the meaning given to such term in Clause 12.1(b) (Refund).
"Registrable IP" means all patents, trademarks, logos, trade names, corporate names, domain names, social media accounts and user names, including the benefit of all applications derivative products, and rights relating to the foregoing.

"Remaining Shares" means 600,000 ordinary A shares of Exagroup representing altogether 30% of the share capital and voting rights of Exagroup, held by the following shareholders:

•	300,000 ordinary A shares of Exagroup held by ND, and

•	300,000 ordinary A shares of Exagroup held by MD.
"Schedule(s)" means the schedule(s) attached hereto as well as any documents enclosed with or attached to such schedules.
"SCI Del Camino" means a French société civile, with registered number 423 690 536 RCS Montpellier and having its registered office at 451, rue de la Mourre, Zac Frejorgues Est, 34130 Mauguio.
"SCI La Mougere" means a French société civile, with registered number 505 334 284 RCS Montpellier and having its registered office at 451, rue de la Mourre, Zac Frejorgues Est, 34130 Mauguio.
"Second Tranche Purchase Price" means the price that may be paid by the Purchaser to ND and MD for the acquisition of all the Remaining Shares subject to exercise of the options pursuant to the terms and conditions of the Option Agreements set forth in Schedule 4(a)(i) (Call option agreement between ND and the Purchaser), Schedule 4(a)(ii) (Call option agreement between MD and the Purchaser), Schedule 4(a)(iii) (Put option agreement between ND and the Purchaser), and Schedule 4(a)(iv) (Put option agreement between MD and the Purchaser).
"Securities" means (i) any security, issued or to be issued, by an Entity, which may entitle its holder, directly or indirectly, immediately or in the future, to a portion of the share capital, profits, liquidation profits or voting rights of an Entity (including any share, warrants, convertible bonds, bonds with attached warrants, or bonds redeemable into Acquired Shares), (ii) any preferential subscription or allotment rights relating to an issuance of such securities or (iii) any division of such securities, including into bare ownership or usufruct.
"Shares" means the Initial Shares and the Remaining Shares.
"Shareholders’ Agreement" has the meaning given to such term in the Preamble of this Share Purchase Agreement.
"Share Purchase Agreement" means this Share Purchase Agreement and each of its Schedules.
"Software" means any computer software program, whether in object code or source code format, that is owned, used or under development by a Group Company.
"Subsidiaries" means the companies identified in Schedule 3 (List of the Subsidiaries), including the Foreign Subsidiaries.
"Subsequent Acquisition" has the meaning given to such term in the Preamble of this Share Purchase Agreement.
"Subsequent Closing" means the consummation of the sale of the Remaining Shares by ND and MD to the Purchaser by delivery of the documents and closing of the transactions referred to in Clause 8.2 and the payment of the Second Tranche Purchase Price.
"Subsequent Closing Date" means the date referred to in Clause 8.1 on which the Subsequent Closing shall occur.

"Subsequent Limit Date" means the limit date prior to which the Subsequent Closing shall occur as referred to in Clause 8.1 (Subsequent Closing Date).
"Substituted Subsidiary" has the meaning given to such term in Clause 17.1 (Substitution prior to Initial Closing).
"Taxes" means:

(a)
all forms of taxation whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, wages, turnover, added value or other reference and statutory, governmental, state, provincial, local government or municipal impositions, duties, contributions, rates and levies (including social security contributions and any payroll taxes), whenever and wherever imposed (whether by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto (including penalties in connection with any Tax Return); and

(b)	all amounts payable pursuant to any agreement or arrangement with respect to Taxes, including any liability for the payment of any Tax:

(i)	as a result of being a member of a tax group,

(ii)	by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other person for Taxes, including tax sharing, tax Refund or similar agreement, or

(iii)	by reason of transferee or successor liability, whether imposed by law, contractual arrangement or otherwise.
"Tax Return" means any return, report, information return, statement, declaration or other document filed or required to be filed with any Governmental Authority as required by Law.
"Third Party" means any Person that is not a Party to this Share Purchase Agreement and excluding any Group Company, or any member of the Vendors' Group or any Affiliate of the Purchaser.
"Third Party Claim" has the meaning given to such term in Clause 12.5 (Claims Involving Third Parties).
"Trade Debts" means all trading debts existing between any member of the Vendors' Group and any Group Company incurred in the ordinary course of business.
"Vendors" means the persons listed in paragraphs 2 to 11 of the Parties hereto.
"Vendors' Accountant" means the accounting firm to be designated for purposes of this Agreement and in particular Schedule 8 (Procedure for the Settlement of Disputes) by the Vendors Representative before the Initial Closing Date.
"Vendors Representative" has the meaning given to such term in Clause 15 (Vendors Representative).
"Vendors Debt Balance" means the Vendors Payables minus the Vendors Receivables.
"Vendors' Group" means the Vendors and any of their respective Affiliates, from time to time (but excluding any Group Company). It is specifically agreed that as regards CM-CIC, the term “Vendors’ Group” means only and exclusively CM-CIC excluding any Affiliate of CM-CIC or any entity of the group to which CM-CIC belongs.

"Vendors' Guarantees" means Guarantees given by any member of the Vendors' Group to cover the liabilities of any of the Group Companies.
"Vendors Payables" means the aggregate amounts owed as of the close of business on the Initial Closing Date by certain members of the Vendors' Group to certain Group Companies as set out in the Final Closing Statement and determined in accordance with the Closing Accounting Principles.
"Vendors Receivables" means the aggregate amount owed, as of the close of business on the Initial Closing Date, from certain Group Companies to certain members of the Vendors' Group as set out in the Final Closing Statement and determined in accordance with the Closing Accounting Principles.
"Working Capital" has the meaning given to such term in Schedule 5 (Working Capital and Net Debt Definitions). The calculation of the Working Capital, based on the 2014 balance sheet and profit and loss accounts of the Group Companies, is set forth in Schedule 5 (Working Capital and Net Debt Definitions).
"Working Capital Adjustment" means the difference, whether negative or positive, between the Normalized Working Capital and the Working Capital.

2.	Sale and Purchase of the Share
2.1    Sale and Purchase of the Initial Shares

(a)
According to the terms and subject to the conditions of this Share Purchase Agreement, the Purchaser shall purchase from each of the Vendors, and each of the Vendors shall sell to the Purchaser, on the Initial Closing Date, all of such Vendor’s Initial Shares, free and clear of any Liens, for the First Tranche Purchase Price specified in Clause 3 (Initial Acquisition - First Tranche Purchase Price and Payment).

(b)
As of the Initial Closing Date, the Purchaser shall have the full ownership of the Initial Shares together with all the rights attached thereto, including the right to all dividends declared and paid on and after the Initial Closing Date, with respect to the Initial Shares.

(c)	The Purchaser shall not be obligated to complete the purchase of any of the Initial Shares unless the transfer of all of the Initial Shares is completed simultaneously.
2.2     Contingent Sale and Purchase of the Remaining Shares

(a)
According to the terms and subject to the conditions of this Share Purchase Agreement and of the Option Agreements, the Purchaser shall purchase from each of ND and MD, and both ND and MD shall sell to the Purchaser, on the Subsequent Closing Date, all of his/her Remaining Shares, free and clear of any Liens, for the Second Tranche Purchase Price.

(b)	As of the Subsequent Closing Date, the Purchaser shall have the full ownership of the Remaining Shares together with all the rights attached thereto.

(c)	The Purchaser shall not be obligated to complete the purchase of any of the Remaining Shares unless the transfer of all of the Remaining Shares is completed simultaneously.

3.	Initial Acquisition - First Tranche Purchase Price and Payment
3.1 First Tranche Purchase Price

(a)	The aggregate consideration for the acquisition of all the Initial Shares (the "First Tranche Purchase Price") shall be equal to:

(i)	€91,500,000 (ninety-one million five hundred thousand euros) (the "Base Price"), minus

(ii)	the amount of the Net Debt, minus

(iii)	the amount of the Working Capital Adjustment.

(b)
The rules of allocation of the First Tranche Purchase Price among the various types of Initial Shares and among the Vendors are set out in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors).

3.2     Estimated First Tranche Purchase Price Paid at Initial Closing
3.2.1     Determination of the Estimated First Tranche Purchase Price

(a)
For the purpose of determining the payment to be made to the Vendors at the Initial Closing Date in consideration for the Initial Shares, the estimated amounts of the Net Debt and Working Capital, shall be deemed to be the amounts of Net Debt and Working Capital set forth in the 2014 Accounts (respectively the "Estimated Net Debt" and the "Estimated Working Capital").

As a consequence of the above, the Parties hereby agree that:

(i)	the Estimated Net Debt shall be equal to (-) €3,786,500 (minus three million, seven hundred and eighty-six thousand, five hundred euros);

(ii)	the Estimated Working Capital shall be equal to (-) €3,628,850 (minus three million, six hundred and twenty-eight thousand, eight hundred and fifty euros);

(iii)
the amount of the estimated First Tranche Purchase Price, being the Base Price less the Estimated Net Debt, less the Estimated Working Capital Adjustment (the "Estimated First Tranche Purchase Price") shall be equal to €94,896,500 (ninety-four million, eight hundred and ninety-six thousand, five hundred euros).

(b)
At least ten (10) Business Days prior to the Initial Closing Date, the Vendors shall provide to the Purchaser a written statement signed by the Vendors Representative (the "Pre-Closing Statement") setting out:

(i)
the allocation of the Estimated First Tranche Purchase Price per type of Initial Shares and among the Vendors as set out in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors); and

(ii)	the bank accounts’ details of the Vendors.

3.2.2    Initial Closing Payment
On the Initial Closing Date, the Purchaser shall pay to the Vendors the aggregate amount of €91,305,000 (ninety-one million three hundred and five thousand euros) in immediately available funds with value date on the Initial Closing Date by bank wire transfer to the bank accounts specified in the Pre-Closing Statement. Such amount is equal to 100% of the Estimated First Tranche Purchase Price less an amount equal to (i) the absolute value of the Estimated Net Debt less (ii) €195,000 (one hundred ninety five thousand euros) ((i) and (ii) together the "Buffer").
3.3    First Tranche Purchase Price Adjustment Payment
The First Tranche Purchase Price shall be calculated after the Initial Closing in accordance with the provisions below.
3.3.1    Draft Closing Statement

(a)
Within sixty (60) Business Days after the Initial Closing Date, the Purchaser shall draw up the Closing Accounts and provide them to the Vendors Representative together with a written statement (the "Draft Closing Statement") setting out:

(i)	the proposed amount of the Net Debt, the Net Debt Adjustment, the Working Capital, and the Working Capital Adjustment ; and

(ii)
the proposed amount of the First Tranche Purchase Price calculated in accordance with Clause 3.1 (First Tranche Purchase Price) and the corresponding amount of the First Tranche Purchase Price Adjustment.

3.3.2    Review of the Draft Closing Statement by the Vendors Representative

(a)
The Vendors Representative shall notify the Purchaser within sixty (60) Business Days of receipt of the Draft Closing Statement whether or not it agrees on the Draft Closing Statement. In the event of a disagreement of the Vendors Representative with respect to the Draft Closing Statement notified within this period (the "Notice of Non-Acceptance"), then the Procedure for Settlement of Disputes described in Schedule 8 (Procedure for the Settlement of Disputes) shall apply.

(b)
If the Vendors Representative is satisfied with the Draft Closing Statement or the Vendors Representative fails to send a Notice of Non-Acceptance within the period referred to in paragraph (a) above, then such Draft Closing Statement shall constitute the Final Closing Statement for the purposes of this Share Purchase Agreement and the First Tranche Purchase Price and the First Tranche Purchase Price Adjustment set out in the Draft Closing Statement shall be final and binding upon the Parties.

3.3.3    Payment of the First Tranche Purchase Price Adjustment

(a)	For the purpose of this Clause 3.3.3, the amounts of the Net Debt, the Net Debt Adjustment, the Working Capital and the Working Capital Adjustment shall be as set forth in the Final Closing Statement.

(b)	The payments to be made by the Vendors or the Purchaser, as the case may be, in relation to the First Tranche Purchase Price Adjustment and the Buffer, shall be as follows:

(i)
if the First Tranche Purchase Price exceeds the Estimated First Tranche Purchase Price, the Purchaser shall pay to the Vendors an amount equal to the First Tranche Purchase Price Adjustment plus the Buffer; or

(ii)
if the First Tranche Purchase Price is greater than the Estimated First Tranche Purchase Price less the Buffer, but less than the Estimated First Tranche Purchase Price, the Purchaser shall pay to the Vendors an amount equal to the difference between (i) the First Tranche Purchase Price and (ii) the Estimated First Tranche Purchase Price less the Buffer; or

(iii)
if the First Tranche Purchase Price is less than the Estimated First Tranche Purchase Price less the Buffer, the Vendors shall pay to the Purchaser an amount equal to the difference between (i) the Estimated First Tranche Purchase Price less the Buffer, and (ii) the First Tranche Purchase Price.

(c)	The payments referred to in paragraph (b) shall be made within five (5) Business Days after the date on which the determination of the Final Closing Statement is completed.

(d)	The First Tranche Purchase Price Adjustment shall be paid as follows:

(i)
if to the Vendors, the allocation among them of the First Tranche Purchase Price Adjustment shall be made as set out in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors) and the First Tranche Purchase Price Adjustment shall be paid to such bank accounts as shall have been notified by the Vendors Representative to the Purchaser (it being specified that in paying the corresponding amounts pursuant to the instructions given by the Vendors Representative, the Purchaser shall have satisfied its obligations relating to the payment of the First Tranche Purchase Price Adjustment and shall have no further liability to the Vendors in that respect).

(ii)	if to the Purchaser, the First Tranche Purchase Price Adjustment shall be paid to such bank account(s) as shall have been notified by the Purchaser to the Vendors Representative.

4.	Options on the Remaining Shares

(a)
Subject to the exercise by the Purchaser, ND or MD, if any, of the rights granted to them pursuant to one or more of the Option Agreements, the Remaining Shares may be acquired by the Purchaser from ND and MD in consideration for the Second Tranche Purchase Price, which is determined pursuant to the terms and conditions of the Option Agreements set forth in Schedule 4(a)(i) (Call option agreement between ND and the Purchaser), Schedule 4(a)(ii) (Call option agreement between MD and the Purchaser), Schedule 4(a)(iii) (Put option agreement between ND and the Purchaser), and Schedule 4(a)(iv) (Put option agreement between MD and the Purchaser), as adjusted by paragraph (b) below.

(b)
The Second Tranche Purchase Price shall be reduced by the amount of any dividend distribution decided by the general shareholders meeting of the Company and effectively paid or payable by the Company to ND and MD prior to the Subsequent Closing Date. An amount equal to the €39,000,000 less any such dividends shall be referred to herein as the "Minimum Second Tranche Purchase Price".

(c)	The rules of allocation of the Second Tranche Purchase Price among ND and MD are set out in Schedule 2 (Allocation of the Remaining Shares among ND and MD).

5.	Conditions Precedent to the Initial Acquisition
5.1    Regulatory Approvals

(a)
The obligation of the Parties to consummate the Initial Acquisition is subject to the fact that each of the Merger Control Clearances, for which a filing is required prior to the closing of the Initial Acquisition under applicable Merger Control Regulations, shall have been obtained and shall be in full force and effect.

(b)
The Purchaser agrees, as soon as practicable after the date of this Share Purchase Agreement, to make the compulsory filings with the relevant Governmental Authorities in order to obtain the Merger Control Clearances.

(c)
The Vendors agree to fully cooperate and to cause the relevant Group Companies to cooperate with the Purchaser, in a timely fashion, in providing such assistance as is reasonably necessary for the Purchaser to make the relevant compulsory filings.

(d)
The condition set out in Clause 5.1(a) above is for the benefit of the Purchaser and the Vendors. The Purchaser and the Vendors Representative, acting on behalf of the Vendors, may (to the extent permitted by Law) waive this condition in whole or in part, by mutual written consent prior to the Initial Limit Date.

5.2    Conditions Precedent to the Obligations of the Purchaser

(a)	The obligations of the Purchaser to consummate the Acquisition are further subject to the satisfaction of all of the following conditions precedent:

(i)	all consents, waivers and approvals required under Clause 6.3 (Prior Approvals Required From Third Parties) shall have been obtained and shall be in full force and effect;

(ii)	no circumstance, event or fact exists that may have a Material Adverse Effect; and

(iii)	that there are no Proceedings pending or threatened by any Third Party or Governmental Authority with respect to the Acquisition.

(b)
The conditions set forth in Clause 5.2(a) are for the sole benefit of the Purchaser and may under no circumstances be used or waived by any of the Vendors. The Purchaser may (to the extent permitted by Law) waive any of them in whole or in part, in writing, at any time prior to the Initial Limit Date and therefore may require the Vendors to complete the Initial Acquisition notwithstanding the fact that any of these conditions has not been satisfied on or prior to the Initial Limit Date.

5.3    Cooperation
The Parties agree to cooperate and to diligently proceed with any actions required and more generally to do whatever is or would be necessary, to ensure satisfaction of the conditions set forth in this Clause 5 (Conditions Precedent). Each of the Parties shall keep the other Parties reasonably informed of the status of these actions and give the other Party written notice of the satisfaction of any of the conditions within five (5) Business Days of becoming aware of the same.

6.	Pre-Closing Covenants
6.1    Management up to the Initial Closing Date
From the date hereof up to the Initial Closing Date, each Vendor shall (to the extent he or she is able to do so in the performance of his or her duties or functions in the Group Companies):

(a)	cause the Group Companies to operate and carry on their activities in the ordinary course of business and in substantially the same manner as previously conducted;

(b)	cause the Group Companies to use their commercially reasonable efforts to preserve their relationships with their customers consistently with past practices; and

(c)	without limiting the foregoing, undertake and cause the Group Companies, not to take or commit to take any action set forth in Clause 11.25 (Interim Period - Management) below.
6.2    Management between the Initial Closing Date and the Subsequent Closing Date
From the Initial Closing Date up to the earlier of (i) the Subsequent Closing Date and (ii) December 31, 2019, ND and MD undertake to:

(a)	keep the same level of continued involvement in the management of the Group Companies as prior to the Initial Closing; and

(b)
use their respective reasonable efforts so that the Group Companies’ activities are conducted in a manner consistent with past practice and with a view to sustaining continued growth of the Group without significant impact on the Group’s gross margin and operating income, subject however to the effects of any change related to the new management policy implemented by the Purchaser from time to time, such as (but not limited to) management fees and/or additional costs resulting from a new working organization or a modified corporate strategy.

6.3    Prior Approvals Required From Third Parties

(a)
Prior to the Initial Closing Date, each Vendor shall (to the extent he or she is able to do so in the performance of his or her duties or functions in the Group Companies) take all necessary actions (and cause the Group Companies to take all necessary actions) to obtain on or prior to the Initial Closing Date from the Third Parties to the agreements identified in Schedule 6.3(a) (Agreements with a Change of Control Provision), a written waiver of their right to terminate such agreements upon consummation of the Initial Acquisition, in order to ensure that such agreements will remain in full force and effect after the Initial Closing, without any modification of their terms and conditions.

(b)
ND and MD will use their respective best efforts to minimize all penalties, expenses, costs and taxes (including any withholding tax) to obtain the waivers referred to in paragraph (a) above. In the event any penalties, expenses, costs and taxes are incurred in order to obtain, or as a result of failing to obtain, any such waivers, then such costs shall be paid 50% by ND and MD and 50% by the Purchaser. Such amounts shall be paid immediately to the Group Company incurring such cost upon written request of such Group Company. No request for payment by ND and MD or the Purchaser may be made after December 31, 2015.

(c)	The Vendors Representative will inform the Purchaser in writing, regularly and without delay, of the steps taken to perform the above mentioned actions, of the difficulties encountered, if any, and of the status of the corresponding approvals, waivers or releases (including whether such approvals, waivers or releases have been obtained).
6.4    Relations with Members of the Vendors' Group

(a)
All existing agreements entered into between any Group Company(ies) and any member(s) of the Vendors' Group, which shall be terminated at Initial Closing, are identified in Schedule 6.4(b)(i) (List of Agreements with members of the Vendors' Group to be terminated at Initial Closing) and, all such agreements which shall remain in force after Initial Closing are identified in Schedule 6.4(b)(ii) (Agreements with members of the Vendors' Group remaining in force after Initial Closing).

(b)	The Vendors undertake (on their own behalf and on that of any Group Company concerned) that, in all cases, at no cost to any Group Company or the Purchaser:

(i)
all agreements identified in Schedule 6.4(b)(i) (List of Agreements with members of the Vendors' Group to be terminated at Initial Closing) will be terminated with effect on or prior to the Initial Closing Date; and

(ii)
all agreements identified in Schedule 6.4(b)(ii) (Agreements with members of the Vendors' Group remaining in force after Initial Closing) will remain in full force and effect after the Initial Closing pursuant to the same terms and conditions as those in force on the date hereof.

(c)	The Vendors, each for their own part, further represent and warrant that there are no Vendors' Guarantees.
6.5    Access to Records
From the date hereof to the Initial Closing Date, each Vendor shall (to the extent he or she is able to do so in the performance of his or her duties or functions in the Group Companies) give and cause the Group Companies to give to the Purchaser and its advisors reasonable access (including the right to make copies and solicit staff assistance), during normal business hours, to the Records relating to the Group Companies, including (to the extent possible) those in possession of Persons other than a Group Company.
6.6    Acquisition of the Real Estate Companies by a group company

(a)
On or before the Initial Closing Date, a Group Company approved by the Purchaser shall purchase from the Company and the relevant Vendors, and the Company and the relevant Vendors shall sell to such Group Company, all of the shares in the Real Estate Companies that the Company and the relevant Vendors hold as of the date hereof, for a consideration equal to, respectively, 834€ (eight hundred and forty-three euros) for each share of SCI La Mougère and 9932,43€ (nine thousand, nine hundred and thirty -two euros and forty-three cents) for each share of SCI Del Camino, so that as of the Initial Closing Date, such Group Company shall own 100% of the share capital and voting rights in the Real Estate Companies. ND and MD represent and warrant that the sale of the shares in the Real Estate Companies is not subject to any preemption right.

(b)
All the costs incurred in connection with the acquisition of the shares in the Real Estate Companies by the Group Company that purchases such shares, as well as any Tax, cost, liability or expense resulting from such acquisition and which are incurred or accrued at any time up to the Initial Closing Date (with the exception however of any legal fees incurred by the Purchaser for the purpose of reviewing the documentation in relation thereto), shall be borne by ND and MD and shall be paid by it at such time or times as the Purchaser so requests.

6.7    Foreign Subsidiaries
ND shall use his best efforts before and after the Initial Closing to assist the Purchaser in implementing such new or amended agreements with the minority shareholders of the Foreign Subsidiaries containing such terms and conditions as the Purchaser may reasonably request. For the avoidance of doubt, if new or amended shareholders agreements relating to the Foreign Subsidiaries, as approved by the Purchaser, cannot be entered into on or after the Initial Closing Date, the Purchaser may decide to have any of the Foreign Subsidiaries liquidated, dissolved, or otherwise cease their operations, at its sole discretion.

7.	Initial Closing
7.1    Initial Closing Date

(a)
The Initial Closing shall take place at the offices of Latham & Watkins, 45 rue Saint Dominique, 75007 Paris as soon as practicable following the satisfaction or waiver of all conditions referred to in Clause 5 (Conditions Precedent), or on any other date or location as mutually agreed upon by the Parties, it being understood that the Parties shall use their best efforts so that the Initial Closing occurs no later than the Initial Limit Date.

The Parties agree that the satisfaction or waiver of the Conditions Precedent will have no retroactive effect notwithstanding the provisions of Article 1181 of the French Code civil, the Initial Acquisition having legal effect on the Initial Closing Date pursuant to the terms if this Share Purchase Agreement.

(b)	If the Initial Closing does not occur by the Initial Limit Date:

(i)	the Parties may agree to postpone the Initial Limit Date; or

(ii)
any Party shall have the right to terminate this Share Purchase Agreement, with no liability whatsoever (it being provided that the obligations set forth in Clauses 14 (Confidentiality), 18 (Other Costs and Expenses) and 20 (Governing Law - Disputes) as well as in this Clause 7.1(b) shall survive such termination), provided however, that the right to terminate this Share Purchase Agreement under this Clause 7.1(b) shall not be available to any Party whose failure to fulfill an obligation under this Share Purchase Agreement shall have been the cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to such date.

7.2    Actions to be taken on the Initial Closing Date

(a)
On the Initial Closing Date, all of the actions required for Initial Closing, including the actions listed below shall be carried out by the relevant Parties. Each action will be conditional upon the occurrence of all of the others, so that if one of these actions is not taken by the relevant Party, each other Party shall be entitled to refuse to proceed with the Initial Closing and shall incur no liability vis-à-vis the other Parties in connection with such refusal, without prejudice to its right to seek and obtain from the defaulting Party any other remedy available.

(b)
Each of the Vendors (where applicable and each for their own part) shall pay, or ensure that the relevant member of the Vendors' Group pay, the amount of the Vendors Payables, to any relevant Group Company, in immediately available funds by bank wire transfers to such bank accounts of the Group Companies as shall have been designated to the Vendors Representative no later than five (5) Business Days prior to the Initial Closing Date.

(c)	The Vendors Representative shall deliver, or ensure the delivery of, to the Purchaser:

(i)	share transfer forms (ordres de mouvement) in favor of the Purchaser with respect to each Vendor of its Allocable Portion of the Initial Shares, duly executed by each Vendor;

(ii)
evidence that the transfer of all the Initial Shares in favor of the Purchaser has been recorded on the Initial Closing Date in the share transfer books (registre des mouvements de titres) and in the shareholders’ individual accounts (comptes d’actionnaires) of the Company;

(iii)	tax transfer forms (formulaires cerfa n°2759 DGI) with respect to the transfer by each Vendor of its Allocable Portion of the Initial Shares, duly executed by each Vendor;

(iv)
for each of the Group Companies, up-to-date originals of the share transfer books (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires), together with the minute books for the directors', committees' and shareholders' meetings (registre des procès-verbaux du Conseil d'administration and registre des procès-verbaux des assemblées générales), as well as any other relevant attendance records (registres de présence, feuilles de présence) of their governing corporate bodies and the equivalent or analogous documents for each Foreign Subsidiary;

(v)
originals of the resignation letters of the Managers of the Group Companies identified in Schedule 7.2(c)(v) (List of the Directors who will Resign at Initial Closing and Form of Resignation Letter), it being agreed that such resignations will have to be unconditional and effective as of the Initial Closing Date and substantially in the form set out in Schedule 7.2(c)(v) (List of the Directors who will Resign at Initial Closing and Form of Resignation Letter), such resignation letters shall also include an irrevocable waiver of any claim against any Group Company;

(vi)	originals of the amendments to the employment contracts of the Key Employees;

(vii)	the 2014 Accounts;

(viii)	unaudited consolidated accounts for the Group Companies for any calendar quarter that has ended more than thirty (30) days prior to the Initial Closing Date;

(ix)	written evidence that the works' council (Comité d'entreprise) of the relevant Group Companies has been duly informed and consulted regarding the Acquisition in accordance with applicable Laws;

(x)
copies of the letters of each of the Company’s employees waiving their right to submit an offer to acquire the Company’s shares granted by French Law 2014-856 dated 31 July 2014 (Loi sur l’Economie Sociale et Solidaire);

(xi)	evidence satisfactory to the Purchaser that the Group Companies have made all necessary filings of forms DAS2 and IFU in respect of all fiscal years through December 31, 2013;

(xii)
for each of the relevant Group Companies, written evidence confirming that a general shareholders' meeting of each Group Company has been regularly convened and held on the Initial Closing Date in order to acknowledge the resignation of the Managers referred to in paragraph (v) above, to appoint as new Managers those persons identified in

Schedule 7.2(c)(xii) (List of the New Directors who will be Appointed at Initial Closing) and to amend the Company’s bylaws;

(xiii)	a certified copy of the resolution of the shareholders’ meeting of the Company approving the Purchaser as a shareholder of the Company, in compliance with the provisions of its by-laws;

(xiv)
a written statement executed by the Vendors, each acting on its own behalf but without prejudice to the joint and several liability of the Joint Guarantors, in the form set forth in Schedule 7.2(c)(xiv) (Form of Certificate from Vendors re: Absence of Claims) confirming that, as of the Initial Closing Date, the Vendors do not have any current claim against any Group Company or any of their respective Managers or employees and that they irrevocably waive any claim they may have against any Group Company, or any Managers or employees after the Initial Closing Date;

(xv)
a written certificate by each Vendors, each for their own part, substantially in the form set out in Schedule 7.2(c)(xv) (Certificate of Vendors) confirming that (a) its positive undertakings and covenants under this Share Purchase Agreement have been performed and (b) all of the representations and warranties under Clause 11 (Representations and Warranties of the Vendors), each acting on its own behalf and in respect of the representations and warranties applicable to him/her/it pursuant to this Share Purchase Agreement but without prejudice to the joint and several liability of the Joint Guarantors, remain true and correct as of the Initial Closing Date;

(xvi)
a written certificate by ND and MD, substantially in the form set out in Schedule 7.2(c)(xvi) (Certificate of ND and MD) confirming that the conditions specified in Clause 5.2(a)(ii) and Clause 5.2(a)(iii) are satisfied in all respects;

(xvii)
share transfer forms (ordres de mouvement) in favor of the Company or an Affiliate of the Purchaser, as may be directed by the Purchaser, with respect to the transfer of the shares in Pure Impression SA which are not held by Exagroup, for their nominal value, and the corresponding tax transfer forms (formulaires cerfa n°2759 DGI), duly executed by the relevant Vendor.

(d)	The Purchaser shall:

(i)
pay the Estimated First Tranche Purchase Price less the Buffer to the Vendors by wire transfer in immediately available funds to such accounts of the Vendors as shall have been designated to the Purchaser in the Pre-Closing Statement in accordance with the provisions of Clause 3 (Initial Acquisition - First Tranche Purchase Price and Payment); provided that, the Vendors Representative shall provide to the Purchaser the exhaustive list and amounts of the fees of the professional advisors as incurred by the Vendors and any Group Company in relation to the transactions referred to in this Agreement;

(ii)	sign the tax transfer forms (formulaires cerfa n°2759 DGI) with respect to the transfer of all of the Initial Shares; and

(iii)	deliver or cause to be delivered a certificate to the effect that the conditions specified in Clause 5.2 (Conditions Precedent to the Obligations of the Purchaser) are satisfied in all respects.

(e)
Each of the Parties shall further execute all other documents and take all necessary measures which any of the Parties may reasonably require of the other Parties in order to implement the transactions contemplated in this Share Purchase Agreement.

8.	Subsequent Closing
8.1    Subsequent Closing Date

(a)
Subject to the exercise by either the Purchaser, ND or MD of their rights pursuant to one or more of the Option Agreements, the Subsequent Closing shall take place at the offices of Latham & Watkins, 45 rue Saint Dominique, 75007 Paris as soon as practicable following the determination of the Second Tranche Purchase Price, or on any other date or location as mutually agreed upon by the Parties, it being understood that the Parties shall make their best efforts so that the Subsequent Closing occurs no later than thirty (30) days following the expiration of the latest option exercise period stated in any of the Option Agreements (the "Subsequent Limit Date").

(b)	If the Subsequent Closing does not occur by the Subsequent Limit Date as a result of the Parties being in a disagreement regarding the final determination of the Second Tranche Purchase Price:

(i)	the Parties may agree to postpone the Subsequent Limit Date; or

(ii)
the Purchaser may require that all the Parties proceed with the Subsequent Closing on the basis of a consideration for the acquisition of the Remaining Shares being equal to the Minimum Second Tranche Purchase Price, without prejudice to ND’s and MD’s right to seek and obtain additional consideration for the sale of the Remaining Shares in the event they disagree with the Purchaser’s calculation of the Second Tranche Purchase Price based upon Reference Year Revenues.

8.2    Actions to be taken on the Subsequent Closing Date

(a)
On the Subsequent Closing Date, all of the actions required for Subsequent Closing, including the actions listed below shall be carried out by the relevant Parties. Each action will be conditional upon the occurrence of all of the others, so that if one of these actions is not taken by the relevant Party, each other Party shall be entitled to refuse to proceed with the Subsequent Closing and shall incur no liability vis-à-vis the other Parties in connection with such refusal, without prejudice to its right to seek and obtain from the defaulting Party any other remedy available.

(b)
ND and MD shall (where applicable) pay the amount of the Vendors Payables, to any relevant Group Company, in immediately available funds by bank wire transfers to such bank accounts of the Group Companies as shall have been designated to the Vendors Representative no later than five (5) Business Days prior to the Subsequent Closing Date.

(c)	ND and MD, as applicable, shall deliver to the Purchaser:

(i)	the share transfer form (ordres de mouvement) in favor of the Purchaser with respect to the Remaining Shares held by ND, duly executed by ND;

(ii)	the share transfer form (ordres de mouvement) in favor of the Purchaser with respect to the Remaining Shares held by MD, duly executed by MD;

(iii)
evidence that the transfer of all Remaining Shares in favor of the Purchaser has been recorded on the Subsequent Closing Date in the share transfer books (registre des mouvements de titres) and in the shareholders’ individual accounts (comptes d’actionnaires) of the Company (subject to the fact that they have effective access to such transfer books on the Subsequent Closing Date) ;

(iv)	tax transfer form (formulaires cerfa n°2759 DGI) with respect to the transfer by ND of its Remaining Shares, duly executed by ND; and

(v)	tax transfer form (formulaires cerfa n°2759 DGI) with respect to the transfer by MD of its Remaining Shares, duly executed by MD.

(d)	The Purchaser shall:

(i)	pay the Second Tranche Purchase Price to MD and ND, pursuant to the terms and conditions of the Option Agreements; and

(ii)	sign the tax transfer forms (formulaires cerfa n°2759 DGI) with respect to the transfer of all of the Remaining Shares.

(e)
Each of the Parties shall further execute all other documents and take all necessary measures which any of the Parties may reasonably require of the other Parties in order to implement the transactions contemplated in this Share Purchase Agreement.

9.	Post-Initial Closing Covenants
For the avoidance of doubt, this Clause 9 (Post-Initial Closing Covenants) shall not apply to CM-CIC.
9.1    Merger between Exagroup and Exaprint

(a)
The Purchaser, ND and MD agree to take all actions necessary in order to have the merger between the Company and Exaprint completed within six months following the Initial Closing Date which shall be implemented, at the Purchaser’s election, either (i) by way of a transmission universelle de patrimoine of Exaprint such that the Company is the surviving entity in such merger or (ii) by way of a reverse merger such that Exaprint is the surviving entity.

(b)
All the costs incurred in connection with the merger between Exagroup and Exaprint, as well as any Tax, cost, liability or expense resulting from such merger (including, without limitation, increased profit-sharing liabilities) and which are incurred or accrued at any time up to the Subsequent Limit Date, shall be borne jointly and severally by ND and MD and shall be paid by them at such time or times as the Purchaser so requests.

9.2    Non-Competition

(a)	None of BD, ND and MD shall, whether directly or indirectly, on their behalf or on behalf of any other Person:

(i)
engage, including as Manager, employee, agent or counsel, in any business competing with the activities operated by any of the Group Companies as of the date of such engagement (the "Competing Business"),

(ii)	finance, in any manner whatsoever, any Person that is engaged in the Competing Business;

(iii)
own, in any manner whatsoever, a shareholding, in the share capital of any Entity that is engaged in the Competing Business; including any voting rights or any other rights giving access directly or indirectly, immediately or in the future to the share capital of such Entity

(iv)
prospect, solicit or enter into any business relationship with any Person that is a customer or a supplier of any Group Company nor attempt to convince such Persons to terminate or modify, by any means, their business relationship with the Group Companies.

(b)	The undertakings under paragraph (a) above shall apply to the European Union and the European Free Trade Association.

(c)
BD, ND and MD further undertake not to approach, solicit or employ any of the Managers or employees of any Group Company nor attempt to convince such persons to terminate, by any means, its, his or her duties.

(d)	BD, ND and MD shall ensure that their Affiliates comply with the undertakings provided in this Clause 9.

(e)
The undertakings provided in this Clause 9 will remain in force for a period of (i) three (3) years from and after the Initial Closing Date for BD and (ii) three (3) years from and after the Subsequent Closing Date for ND and MD.

(f)
Each of BD, ND and MD expressly acknowledges that the scope of the non-compete undertakings as contained in this Clause 9 are adequate to reflect the requirement for the protective interests of the Group Companies and that such undertakings shall not prevent them to exercise another professional activity consistent with their professional training and experience.

(g)
BD, ND and MD acknowledge that the non-compete undertakings under this Clause are accessory to the Acquisition and therefore may not constitute the grounds for any compensation in addition to the Purchase Price mentioned in Clause 3 (Initial Acquisition - First Tranche Purchase Price and Payment).

(h)
BD, ND and MD acknowledge that the violation of any such undertakings shall generate a damage to the Group Companies of such significance that it would not be sufficiently compensated by the allocation of damages. Consequently, the Purchaser expressly reserves the right, which is agreed upon by BD, ND and MD, to request any conservatory or enforceable measure to prohibit the conduct of any activities which violates any of the undertakings provided in this Clause.

9.3    Asset Sale Agreement
At any time on or before June 30, 2017, the Purchaser shall be entitled to require that New Deminvest enter into the Asset Sale Agreement, provided that (i) the Purchaser shall give New Deminvest not less than sixty (60) day notice of the proposed closing date for the transactions contemplated by the Asset Sale Agreement and (ii) New Deminvest’s ownership of the fonds de commerce described in the Asset Sale Agreement (the "Pure Business") shall not be considered a violation of the non-compete undertakings set forth in Clause 9.2

(Non-Competition) and (iii) the Purchaser shall cause the Group Companies to operate the Pure Business in a manner consistent with past practice until the transactions contemplated in the Asset Sale Agreement are completed.
9.4    New Deminvest’s ownership and assets

(a)
BD, ND, and MD hereby jointly and severally covenant that from the Initial Closing Date through the Subsequent Closing Date, they shall maintain their respective levels of ownership in New Deminvest as set forth on Schedule 9.4 (Description of the capital of New Deminvest) and shall cause New Deminvest to be able to comply with all of its undertakings under the Share Purchase Agreement.

(b)
BD, ND, and MD further covenant that they shall at all times until the Subsequent Closing Date maintain the registration of New Deminvest in France and not incorporate New Deminvest or create any branches of New Deminvest in any other jurisdiction.

(c)
Finally, ND and MD hereby covenant that they shall not be actively involved in managing any investments of New Deminvest (other than a portfolio of publicly traded equity or debt securities), which shall be the responsibility of BD and such other persons as BD may designate.

10.	Representations and Warranties of the Purchaser
The Purchaser represents and warrants to each Vendor as follows, such representations and warranties being accurate and complete as of the date hereof and as of the Initial Closing Date as though made on such date.
10.1    The Purchaser
10.1.1    Existence - No Bankruptcy

(a)
The Purchaser is duly organized, validly existing and in good standing under the Laws of Italy and has all requisite corporate power and authority to own its assets and conduct its business as it has been and is now being conducted.

(b)
The Purchaser is not and has not been insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other proceedings with regard to the prevention or resolution of business difficulties nor in any situation likely to result in such proceedings.

10.1.2    Capacity - Authorization

(a)	The Purchaser has the legal capacity and all rights to enter into this Share Purchase Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)
This Share Purchase Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all relevant corporate bodies of the Purchaser and duly executed by such Purchaser and constitutes, and shall constitute, a legal, valid and binding obligation of the Purchaser, enforceable against such Purchaser in accordance with its terms.

(c)
No Governmental Authorization is required to be obtained by the Purchaser in connection with the signing of this Share Purchase Agreement and the consummation of any of the transactions contemplated by this Share Purchase Agreement.

(d)
The execution of this Share Purchase Agreement by the Purchaser and the performance of its obligations hereunder do not, and will not, conflict with, violate or constitute a breach of any Law applicable to the Purchaser, of any provision of its by-laws nor of any agreement to which the Purchaser is a party.

10.2    Financing of the Transaction
The Purchaser has or will have fully committed funds immediately available to it sufficient to satisfy its obligations hereunder at the Initial Closing. In the case of any related loan facilities, the Purchaser represents and warrants that such financings are irrevocable and do not contain any conditions of drawdown other than documentary conditions which the Purchaser will be able to satisfy at or prior to the Initial Closing Date.

11.	Representations and Warranties of the Vendors
The Guarantors (each acting on its own behalf and in respect of the representations and warranties applicable to him/her/it pursuant to this Share Purchase Agreement but without prejudice to the joint and several liability of the Joint Guarantors), represent and warrant to the Purchaser as follows, such representations and warranties being accurate and complete as of the date hereof and as of the Initial Closing Date as though made on such date, it being provided and reminded that CM-CIC only makes such representations and warranties on its own behalf in relation to Clause 11.1 and paragraphs (a) to (f) of Clause 11.2. ND and MD shall reiterate that the representations and warranties set forth in Clauses 11.1 and 11.2 are accurate and complete, as regards the Remaining Shares, as of the Subsequent Closing Date.
For the avoidance of doubt, the terms “Vendors” or “Guarantors” used under this Clause 11 (except for Clause 11.1 and paragraphs (a) to (f) of Clause 11.2) mean all the Vendors or Guarantors other than CM-CIC.
11.1    The Vendors
11.1.1    Existence - No Bankruptcy

(a)
Each Vendor that is not an individual is duly organized, validly existing and in good standing under the Laws of France and has all requisite corporate power and authority to own its assets and conduct its business as it has been and is now being conducted.

(b)
None of the Vendors are or have been insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other proceedings with regard to the prevention or resolution of business difficulties nor in any situation likely to result in such proceedings.

11.1.2    Capacity - Authorization

(a)	Each Vendor has the legal capacity and all rights to enter into this Share Purchase Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)
This Share Purchase Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all relevant corporate bodies of each Vendor (and, to the extent required, of the Affiliates of those Vendors concerned), and duly executed by such Vendor and constitutes, and shall constitute, a legal, valid and binding obligation of each Vendor, enforceable against such Vendor in accordance with its terms.

(c)
No Governmental Authorization is required to be obtained by any Vendor or, any Group Company or any of their respective Affiliates in connection with the signing of this Share Purchase Agreement and the consummation of any of the transactions contemplated by this Share Purchase Agreement.

(d)
The execution of this Share Purchase Agreement by each Vendor and the performance of its obligations hereunder do not, and will not, conflict with, violate or constitute a breach of any Law applicable to such Vendor, of any provision of its by-laws nor of any agreement to which such Vendor is a party.

11.2    The Shares

(a)
Each Vendor has full and valid title to all of the Shares that are set out in front of its name in Schedule 1 (Allocation of the Initial Shares and First Tranche Purchase Price among the Vendors) and/or in Schedule 2 (Allocation of the Remaining Shares among ND and MD).

(b)	The Shares are validly issued, fully paid and validly owned by the Vendors, free of any Liens.

(c)	None of the Vendors are a party to any agreement that requires such Vendor to sell or otherwise dispose of any Share, except as indicated in this Share Purchase Agreement.

(d)
The Shares altogether represent all of the issued share capital of the Company. The Company has not issued any other Securities and there are no agreements providing for the issuance by the Company of other Securities.

(e)
All of the shares in Exagroup have equal voting rights and each such share entitles its holder to dividends in proportion to the percentage of share capital it represents. Certain shares in Exagroup are preferred shares with specific rights attached hereto as mentioned in the by-laws of the Company set out in Schedule 11.2(e) (By-Laws and Certificates of Incorporation of the Companies).

(f)	Upon Initial Closing, the Purchaser shall have valid and marketable title to the Initial Shares as well as to all rights attached to such Initial Shares.

(g)	Upon the Subsequent Closing, the Purchaser shall have valid and marketable title to the Remaining Shares as well as to all rights attached to such Remaining Shares.
11.3    No violation
Neither the execution of this Share Purchase Agreement nor the performance of any of the transactions contemplated herein shall affect the legal situation of any Group Company nor any of their rights and obligations vis-à-vis Third Parties and in particular, they shall not:

(a)	violate or conflict with any Law to which any Group Company is subject, nor with the provisions of the by-laws of any Group Company;

(b)
violate or conflict with any agreement to which any Group Company is a party, or constitute grounds for termination, suspension, renegotiation, of any such agreement or generate an increase of any of the obligations of the Group Company under such agreement or a restriction of any of their rights;

(c)	violate or conflict with any Governmental Authorization applicable to any Group Company, nor result in any modification, suspension, non-renewal or withdrawal of any such Governmental Authorizations;

(d)	cause any loss or reduction of a financial advantage benefiting any Group Company (including subsidies, grants, bonuses, exemptions, rebates, discounted loans);

(e)	trigger the early repayment, whether total or partial, of any Indebtedness of any Group Company;

(f)	give rise to any obligation to pay a bonus, reimbursement or any other sum to any of the employees or Managers of any Group Company;

(g)	result in any modification, suspension, non-renewal or withdrawal of any favorable Tax regime benefiting any Group Company;

(h)	give rise to the payment of any Taxes by any Group Company (except for the transactions mentioned in Clause 6.6 above);

(i)
entitle any Person to be released from its obligations under any Guarantee or Lien issued for the benefit of any Group Company or in connection with any undertakings on the part of any Group Company; or

(j)	result in the creation of any Lien on any asset of any Group Company or entitle any Person to claim for the granting by a Group Company of any Guarantee.
11.4    The Group Companies

(a)
Each Group Company is duly organized, validly existing under the Laws of its jurisdiction, and has all requisite corporate power and authority to own its assets and conduct its business as it has been and is now being conducted or presently proposed to be conducted.

(b)
A true and complete copy of the by-laws and of the certificates of incorporation of each Group Company are set out in Schedule 11.2(e) (By-Laws and Certificates of Incorporation of the Group Companies).

(c)
None of the Group Companies are or have been insolvent (en état de cessation de paiements) or subject to any safeguard, bankruptcy or insolvency proceedings under any applicable Laws nor to any proceedings with regard to the prevention or resolution of business difficulties (or any similar actions) nor in any situation likely to result in such proceedings.

(d)
The capital of each of the Group Companies, together with a true and complete list of their respective shareholders and the number of Securities issued by such Group Company and held by each shareholder is set out in Schedule 11.4(d) (Description of the Capital of the Group Companies and List of their Respective Shareholders). All of the Securities of the Group Companies are validly issued and fully paid and all such Securities that are held by the Vendors or any Group Company are validly owned free and clear of any Liens.

(e)
None of the Group Companies have issued any Securities other than those identified in Schedule 11.4(d) (Description of the Capital of the Group Companies and List of their Respective Shareholders). There are no agreements providing for the issuance by any of the Group Companies of other Securities. None of the Securities issued by the Group Companies are listed on any stock exchange or registered on any unlisted market. None of the Group Companies has made or taken any steps to make any public offering (appel public à l'épargne) of Securities.

(f)
Except as set out in Schedule 11.4(d) (Description of the Capital of the Group Companies and List of their Respective Shareholders), none of the Group Companies hold any direct or indirect shareholding or other interest in any Entity other than in other Group Companies, nor are a party to any agreement relating thereto. None of the Group Companies serve as a legal or de facto manager in any Entity other than the Group Companies. None of the Group Companies have any outstanding or potential obligation or liability with respect to any of its former shareholdings or involvement as a legal or de facto manager in any Entity whatsoever.

(g)
None of the Group Companies have entered into any agreements governing their rights and obligations as shareholder of any Entity other than those identified in Schedule 11.4(g) (Shareholders' Agreements Entered into by the Group Companies).

(h)
The management bodies of each Group Company have taken all decisions required by applicable Laws. More generally, all corporate decisions made by the management bodies of each Group Company have been made in compliance with applicable Laws or its by-laws and with any agreements to which such Group Company is a party and all publications, filings, registrations or other formalities related to such corporate decisions have been performed in compliance with applicable Laws.

(i)
All registers, minutes, books and other accounting and corporate documents of each Group Company have been properly and regularly maintained, are in the possession of the relevant Group Company and give a true and complete view of the activities of each Group Company as required by applicable Laws.

(j)
Schedule 11.4(j) (Information on the Subsidiaries’ ownership interests in the Minority Shareholdings) sets forth the following information with respect to the Subsidiaries’ ownership interests in the Minority Shareholdings listed in Schedule 4 (List of Minority Shareholdings): (i) the number of shares owned (and the percentage ownership interest represented by such shares) during each of the last three fiscal years, and (ii) the annual amounts of the end-of year rebates (remise de fin d’année) paid back by the Minority Shareholdings to the Group Companies during the last three fiscal years. The Guarantors have provided the Purchaser with the current versions of the by-laws and certificates of incorporation of the Minority Shareholdings, as well as the current versions of any other governing documents that describe the operation of the Minority Shareholdings. Without limiting the scope of Clause 11.13 (Agreements), neither the Initial Acquisition nor the Subsequent Acquisition will entitle either Minority Shareholding (or any other shareholder thereof) to modify the rights and obligations of the Subsidiaries as shareholders of the Minority Shareholdings or to create any obligations on the part of any other affiliate of the Purchaser with respect to such Minority Shareholdings. No Group Company has any financial obligation to either Minority Shareholding except as set out in Schedule 11.4(j) (Information on the Subsidiaries’ ownership interests in the Minority Shareholdings). No Group Company has any obligation to remain a shareholder of either Minority Shareholder that cannot be terminated at least once per calendar year.

(k)
Schedule 11.23(i) (Intra-Group Agreements) provides a true and complete list and description of all existing intra-Group agreements entered into amongst the Group Companies. Such intra-Group agreements have been concluded in compliance with the applicable provisions of the French Commercial Code.

11.5    Accounting Matters

(a)	The Annual Accounts of each Group Company:

(i)	have been prepared on a consistent basis in accordance with the Accounting Principles of such Group Company;

(ii)
are accurate and complete and present a true and fair view of the assets, financial condition and results of operations of such Group Company, in compliance with the provisions of Article L.123-14 of the French Commercial Code or any applicable Laws, as of the date and for the period covered thereby;

(iii)
have been certified without qualification by the statutory auditors of such Group Company (where relevant) and have been approved at the ordinary general meeting of its shareholders without qualification or modification in accordance with applicable Laws and such Group Company's by-laws.

(b)	The Consolidated Accounts:

(i)	have been prepared on a consistent basis in accordance with the Accounting Principles of the Company;

(ii)
are accurate and complete and present a true and fair view of the assets, financial condition and results of operations of the Group, in compliance with the provisions of Article L.233-21 of the French Commercial Code, as of the date and for the period covered thereby;

(iii)
have been certified without qualification by the statutory auditors of the Company and have been approved at the ordinary general meeting of the shareholders of the Company without qualification or modification in accordance with applicable Laws and the Company's by-laws.

(c)
All liabilities of any Group Company, whether contingent or not, arisen on or before the Reference Date, are duly reflected in its Annual Accounts and are adequately provided for or reserved against in the Annual Accounts.

11.6    Financial Matters

(a)
Schedule 11.6(a) (Description of the Loans Granted to the Group Companies) provides a true and complete description of all existing Indebtedness under which any Group Company is a debtor. Schedule 11.6(a) (Description of the Loans Granted to the Group Companies) indicates, for each Indebtedness, the identity of the lender(s), the initial principal amount, the outstanding principal amount as of the Initial Closing Date, the applicable interest rate, the key terms and conditions and the final repayment date, as well as a description of any Liens granted by any Group Company to secure such Indebtedness or any Guarantees granted by any Group Company or any other Person in connection with such Indebtedness.

(b)
Schedule 11.6(b) (Description of the Financial Lease Agreements entered into by the Group Companies) provides a true and complete list and description of all existing financial lease agreements under which any Group Company is a debtor. Schedule 11.6(b) (Description of the Financial Lease Agreements entered into by the Group Companies) indicates, for each financial lease agreement, the identity of the lender(s), the initial principal amount, the outstanding principal amount as of the Initial Closing Date, the applicable interest rate, the key terms and conditions and the final repayment date.

(c)
Schedule 11.6(c) (Description of the Loans Granted by the Group Companies) provides a true and complete description of all existing Indebtedness under which any Group Company is a creditor, except for usual terms of payments granted to their customers.

(d)
Since the Reference Date, and except as regards intra-group loans granted in the ordinary course of business, none of the Group Companies have agreed to cancel any debt (abandon de créances) or have benefited from a cancellation of debt, which contains a provision for repayment in the event that such Group Company's financial situation improves (clause de retour à meilleure fortune).

(e)
Schedule 11.6(e) (List of the Credit Institutions of the Group Companies and Details of the Bank Accounts and Safes) provides a true and complete list of the credit institutions with which the Group Companies have a bank account or a safe, together with the account numbers, the names of the persons having access to said accounts and safes and authorized to perform transactions involving said accounts and safes, the operating conditions of such accounts and safes and, as at December 31, 2014, the balance of said accounts and safes.

(f)
Schedule 11.6(f) (List of the Delegations of Powers Granted by the Group Companies) provides a true and complete list of all delegation of powers granted by the Group Companies for purposes other than the operation of the bank accounts and safes referred to in paragraph (e) above, with details of the powers granted and a description of the functions held by the beneficiaries of such delegation.

11.7    Off Balance Sheet Arrangements

(a)
Except as set out in Schedule 11.7(a) (Description of all Off Balance Sheet Arrangements of the Group Companies), none of the Group Companies have any off balance sheet arrangements (engagements hors-bilan), and, in particular, none of them have:

(i)	granted any Guarantees or Liens in favor of any Person;

(ii)
entered into any agreement for deferred or conditional payments (other than agreements entered into in the ordinary course of business) including payments pursuant to warranties given in connection with the acquisition or transfer of any securities or other assets;

(iii)
entered into any agreement with respect to pensions, additional retirement payments (compléments de retraite) and similar reimbursements to the benefit of their current or former employees or Managers;

(iv)	participated in any transactions relating to the carrying of Securities, interest rate or exchange rate swap agreements or entered into any arrangements made on a future market; or

(v)	entered into any financial leases.

(b)
The off balance sheet arrangements identified in Schedule 11.7(a) (Description of all Off Balance Sheet Arrangements of the Group Companies) have been entered into by the Group Companies in the ordinary course of business on an arm's length basis.

(c)
Except as set forth in Schedule 11.6(a) (Description of the Loans Granted to the Group Companies), none of the Group Companies are a party to any agreement that restricts their capability to grant any Liens over their assets or any other Guarantee.

11.8    Inventory
The Inventory of each Group Company is of such quality and quantity as appropriate for the conduct by such Group Company of its activities in the ordinary course of business consistent with past practices. Each Group Company has valid and marketable title to its Inventory, free and clear of any Liens.
11.9    Receivables

(a)	All trade receivables of the Group Companies (the "Receivables") have been generated in the ordinary course of business.

(b)
Each Receivable is fully recoverable within the terms of payment usually granted by the Group Companies without entering into any Proceedings. All such Receivables shall be paid in full, for an amount at least equal to their face value, net of the corresponding reserve for doubtful debt, if any, recorded in the Annual Accounts.

(c)
Except as set out in Schedule 11.9(c) (List of Factored, Securitized and Discounted Receivables), none of the Receivables have been assigned, factored, securitized, discounted or otherwise transferred as a guarantee or are subject to any Liens or any payment delegation.

(d)	The Receivables existing among Group Companies as at December 31, 2014 are accounted for separately as disclosed in Schedule 11.9(d) (Intra-Group Receivables).
11.10    Personal Property

(a)
Schedule 11.10(a) (List of Personal Property) provides a true and complete list of all fixed assets (immobilisations), including machinery and vehicles owned or used by each Group Company other than the Foreign Subsidiaries (the "Personal Property").

(b)	The owned Personal Property of the Group Companies is fully and validly owned by the Group Companies, free and clear of any Liens.

(c)
Schedule 11.10(c) (Personal Property Leases) provides a true and complete copy of all agreements relating to the lease, leasing or use of any Personal property, to which a Group Company (whether as a lesser, lessee or sub lessee) is a party.

(d)	All Personal Property is in a normal state of use, maintenance and repair, and suitable for their intended purposes.

(e)
The Group Companies' businesses (fonds de commerce) have been regularly and properly operated, in compliance with applicable Laws, so as to maintain their activities and safeguard their existence. The Group Companies have full and valid ownership over such businesses, free and clear of any Liens (except as disclosed in Schedule 11.10(e) (List of Liens over the Group Companies’ businesses)), and the Group Companies operate such businesses directly. The ownership titles to such businesses have been duly registered with the competent Trade and Companies Registry or foreign equivalent. There are no circumstances likely to restrict the operation or sale of any of such businesses by the Group Companies.

11.11    Real Property

(a)
Schedule 11.11(a) (List of Real Property) provides a true and complete list of all real property (including land, buildings, fixtures (immeubles par destination) and fittings (immeubles par incorporation) owned, used or occupied by each Group Company (the "Real Property").

(b)
The owned Real Property of the Group Companies are validly owned by the Group Companies which are the unrestricted legal and beneficial owners of the owned Real Property and have good, valid and marketable title to the property ("titre incommutable") over the last thirty years and are not threatened of dispossession. The title to the property of the Group Companies over the owned Real Property cannot be challenged by any third party. The owned Real Property and their title deeds are not subject to any pending rescission, termination, requisitioning or expropriation proceedings and are free and clear of any Liens, except for Liens disclosed in Schedule 11.10(e) (List of Liens over the Group Companies’ businesses). None of the Group Companies have entered into any agreement to acquire any other real property nor any rights to use, occupy or lease any other real property. None of the Group Companies have granted any option, right, undertaking to sell or purchase the Real Property to third parties and nothing prevents the disposal of the Real Property.

(c)
Schedule 11.11(c) (Real Property Leases) provides a true and complete copy of all Real Property Leases. None of the Real Property Leases has a duration which, as a result of a renewal by tacit agreement, is equal to or exceeds twelve years. The Real Property Leases provide the Group Company with, where such Group Company is the tenant, valid occupational rights on the Real Property, as well as, for commercial leases, valid commercial ownership rights (propriété commerciale) and, for financial leases, a valid option to acquire the Real Property upon expiration of the lease.

(d)
The Group Companies do not need to own, use or occupy any real property other than the Real Property, in order to conduct their activities as currently conducted or develop their activities as currently intended (except, for the avoidance of doubt, as regards the contemplated relocation to the new premises of Pure Impression in Mauguio, built under the bail à construction leases held by SCI La Mougère). Except as set out in Schedule 11.11(c) (Real Property Leases), no Person, other than the Group Companies has any right to any of the Real Property.

(e)
The Group Companies own, occupy and operate the Real Property in compliance with applicable Laws (including urban planning, rules applicable to the co-ownership of estates and other similar documents). All buildings or improvements already built by the Group Companies or currently under construction on the Real Properties have been and are built in compliance with all applicable Laws (including construction permits and applicable safety norms). The related compulsory construction insurance policies have duly been taken out for sufficient amounts where applicable. With respect to the buildings or improvements already built by the Group Companies, the related certificates of compliance of the works to the construction permits have duly been filled and obtained except as set out in Schedule 11.11(e) (Building Compliance with Applicable Law). All permits, licenses or certificates required to own, occupy, operate or build any of the Real Property have been validly obtained and published, are final and are in full force and effect where applicable.

(f)
Each Group Company is in peaceful possession of its Real Property and there are no zoning regulations, rights-of-way, easements, other contractual or legal restrictions nor any other circumstances that may preclude or restrict the ability of the Group Companies to use the Real Property for the purpose for which it is currently being used.

(g)
All Real Property is in normal working condition, structurally sound and properly maintained and suitable for their intended purposes in compliance with applicable Laws. They neither encroach on third party property nor are in violation of any third party rights or applicable public regulations. To the Knowledge of the Guarantors, there are no material latent defects or adverse physical condition affecting the Real Property. Except as set out in Schedule 11.11(g) (Requirements to Carry out Works on the Real Property), neither the Guarantors nor any of the Group Companies have received any notice of a mise en conformité or of any other requirements from any Person to carry out, at the expense of any Group Company, any repairs or improvements on the Real Property. All such repairs or improvements required or proposed to be carried out on the Real Property have been fully reserved for in the Annual Accounts of the Group Company concerned.

(h)
To the Knowledge of the Guarantors, there are no circumstances which may result in any liability to a Group Company in connection with any Real Property currently or formerly owned, used, or occupied by it.

(i)
All permits, licenses and certificates required for the construction of the industrial buildings located at Mauguio pursuant to (i) the construction lease agreement executed between SCI La Mougère and Pure Impression on November 25, 2014 and (ii) the amendment dated November 25, 2014 to the construction lease agreement dated 27 August 2008 and executed between SCI La Mougère and Pure Impression have been validly obtained and, where required, published, are final and are in full force and effect. The projected budget for the construction of the industrial buildings is set forth in part 1 of Schedule 11.11(i) (Projected budget and costs already paid-for), for information purposes only. The Guarantors and the Group Companies are not aware of any delays or additional required costs for the construction of such industrial buildings other than those already paid for, as set forth in part 2 of Schedule 11.11(i) (Projected Budget and costs already paid-for).

11.12    Intellectual Property and Personal Data Protection

(a)
Schedule 11.12(a) (List of Intellectual Property Rights) provides a true and complete list of all Registrable IP owned or used by each Group Company. All applications to register Registrable IP that are listed in Schedule 11.12(a) (List of Intellectual Property Rights) are presently pending and are not subject to office actions or third-party oppositions, except as noted therein. All issued Registrable IP that are listed in Schedule 11.12(a) (List of Intellectual Property Rights) have not been abandoned or invalidated and are not subject to any ongoing proceedings or oppositions. All trademark registrations have been renewed where necessary in a timely manner and have not been allowed to lapse. When owned by a Group Company, such Registrable IP and all Intellectual Property Rights are fully and validly owned by the Group Company concerned, free and clear of any Liens. The Group Companies have properly registered and maintained their Registrable IP in the jurisdictions referred to in Schedule 11.12(a) (List of Intellectual Property Rights) and performed all other formalities required by applicable Laws in connection with such Registrable IP.

(b)
Schedule 11.12(b) (License Agreements) provides a copy of the license agreements relating to the Intellectual Property Rights to which any Group Company is a party as licensee (including for ordinary Software use licenses) or licensor.

(c)
The Group Companies own or have valid rights to use all Intellectual Property Rights required to conduct their businesses. Except as set out in Schedule 11.12(b) (License Agreements), no Person other than the Group Companies has any right to any such Intellectual Property Rights.

(d)
Except as set out in Schedule 11.12(d)(i) (List of IT providers), Intellectual Property Rights owned or used by the Group Companies are kept strictly confidential where such confidentiality is required to maintain their value. None of the Group Companies have disclosed any of their confidential information to any other Person except where a legally binding, fully enforceable confidentiality agreement in respect of such disclosure is in place. All confidentiality agreements entered into by any Group Company relating to Intellectual Property Rights or any other information regarding their activities are set out in Schedule 11.12(d)(ii) (Confidentiality Agreements). The Guarantors and the Group Companies are not aware of any such confidentiality agreements having been breached.

(e)
None of the Group Companies or any of their employees has infringed any Intellectual Property Rights of any other Person, including by way of unauthorized copying, unfair competition or unlicensed use of any Software.

(f)
All employees or independent contractors (including all former employees and independent contractors) who have created Intellectual Property Rights in the course of their employment or services provided to a Group Company have assigned, whether by operation of law or by enforceable written agreements, all of such Intellectual Property Rights.

(g)
To the Knowledge of the Guarantors, no Person has infringed or is infringing any Intellectual Property Rights owned or used by any Group Company and the Group Companies have taken all necessary steps to protect the Intellectual Property Rights they own or use against any such infringements.

(h)
Although no disaster recovery plans are in effect, the computer hardware, computer software and data used by the Group Companies can be replaced or substituted without material disruption to the business of the Group Companies. The computer hardware and the computer software have not, in any material way, been unduly interrupted or hindered the running or operation of the business of the Group Companies. The Group Companies have adequate procedures to ensure internal and external security of the computer hardware, computer software and data, including procedures for preventing unauthorized access, preventing the introduction of a virus and taking and storing on-site and off-site back-up copies of the computer software and data.

(i)
Schedule 11.12(i) (List of Public Software and Open License Terms) is a complete and accurate list and description of (i) any Public Software integrated into any Group Company’s products or service offerings or used by a Group Company in the development of its products or service offerings, (ii) the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms) and (iii) how Public Software is linked to or with or used within each Group Company’s products or service offerings (e.g., dynamically, statically, etc.). Each Group Company has only used the Public Software internally, and has not modified any such Public Software or distributed any such Public Software, in whole or in part, or its derivative work with any Group Company’s product or service or Intellectual Property Right owned by a Group Company. Each Group Company has been in material compliance with all Open License Terms applicable to any Public Software licensed to or used by any Group Company and listed in Schedule 11.12(i) (List of Public Software and Open License Terms), either as incorporated in a Group Company’s Intellectual Property Right or otherwise in connection with the business of the Group Companies. No Group Company has received any notice alleging it is in violation or breach of any Open License Terms.

(j)	The systems used by the Group Companies to store or use Personal Data are all located in Montpellier (France).

(k)	The Group Companies operate appropriate measures and systems in order to prevent unauthorised access to or use of Personal Data held by the Group Companies.

(l)	None of the Group Companies is party to an agreement that requires the transfer of Personal Data to a Third Party or that requires a Third Party to transfer Personal Data to a Group Company.

(m)
In the last three (3) years (i) none of the Group Companies has received a written complaint or objection to its collection or use of Personal Data that remains unresolved and (ii) the collection or use of Personal Data by a Group Company has not been the subject of any investigation or proceedings (whether of a criminal, civil or administrative nature).

(n)
The appropriate filings have been made by the Group Companies to the relevant authorities regarding the use and processing of Personal Data by the Group Companies. The use and processing of Personal Data by the Group Companies have been and are operated in compliance with such filings.

11.13    Agreements

(a)
All agreements entered into by any of the Group Companies, whether in writing or oral, explicit or implicit (the "Agreements") are valid and in full force and effect, enforceable in accordance with their terms and in compliance with applicable Laws. The Group Companies have always complied with all their obligations under the Agreements.

(b)	There are no circumstances (including as a result of the Initial Acquisition and/or Subsequent Acquisition) which would:

(i)	challenge or reduce any rights of any Group Company under any Agreement or increase any of its obligations thereunder;

(ii)	constitute such a breach or default under any such Agreement;

(iii)	result in, or authorize, the voidance, termination, suspension, acceleration of any payment, payment of late-payment interest, penalties or reimbursements of any kind under any such Agreement; or

(iv)	otherwise affect the performance or renewal of any such Agreement.

(c)	Except as set out in Schedule 11.13(c) (Material Agreements), none of the Agreements:

(i)	contains a change of control provision;

(ii)	is material to its business as presently conducted;

(iii)
can be terminated only subject to prior notice longer than six (6) months or payment of a contractual penalty or reimbursement of any nature whatsoever in excess of €25,000 (twenty-five thousand euros);

(iv)
limits the freedom of a Group Company to do business or to compete, or prohibits or restricts the conduct of certain activities or pursuant to which a Group Company confers or is granted with an exclusivity;

(v)	is entered into with a commercial agent;

(vi)	is likely to result in unlimited or joint and several liability of any Group Company;

(vii)
has the effect or purpose of sharing profits or revenues with third parties or the payment of commission or other remuneration calculated by reference to profit or turnover (except employment agreements entered into in the ordinary course of business); or

(viii)	may have a Material Adverse Effect.
11.14    Environment

(a)
Schedule 11.14(a) (Classified Installations) provides a true and complete list of the Real Property that are regulated by Environmental Laws, including any waste storage facility or classified installation.

(b)
To the Knowledge of the Guarantors, there are no circumstances that could reasonably be expected to result in liabilities of any Group Company arising under or relating to environmental protection or Environmental Laws.

(c)
Schedule 11.14(c) (Environmental Reports) provides a true and complete copy of all environmental reports issued by or on behalf of the Group Companies or which relate directly or indirectly to the activities of any Group Company. The cost of compliance by all Group Companies with Environmental Laws, with the provisions of the corresponding Governmental Authorizations or with the recommendations contained in any such environmental reports, is sufficiently provided for in the Annual Accounts.

(d)
No hazardous substances (petroleum, hydrocarbon products, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls or any other chemical substance prohibited or regulated by any Environmental Laws or Governmental Authority) neither exists on any Real Property now owned or occupied by any of the Group Companies (whether in the buildings, on the ground or underground) and no hazardous wastes of any kind are stored or otherwise released on or from any such Real Property nor to the knowledge of the Guarantors, existed prior to the date on which any Group Company owned or occupied the Real Property.

(e)
All Group Companies have at all times in the past sold, transferred, transported or arranged for the transportation, treated for elimination or arranged for the treatment of elimination of hazardous substances or wastes in compliance with the Environmental Laws.

(f)
All Group Companies operate their site and installations over the Real Property in compliance with applicable legislation and regulations in connection with the environment, health and safety, including but not limited to, with respect to water, air, soil, sub-soil, waste, classified installations for the protection of the environment ("ICPE"), asbestos, noise, odors, vibrations, waves, radiation, fauna and flora.

(g)
All Group Companies hold the necessary environmental licenses, permits and authorizations or made all necessary declarations (the "Environmental Permits") including, but without limitation, for ICPE, and have made any requirement statements and formalities with applicable legislation and regulations in force. All Group Companies comply with the regulatory prescriptions which appear in the Environmental Permits which are valid.

(h)
Except as set forth in Schedule 11.14(h) (Environmental Litigation), there exists no disputes, claim, litigation whatsoever existing and/or pending relating to the Real Property and all Group Companies are not subject to any written complaints, judicial or administrative proceedings concerning a violation of the regulations currently or formerly in force relating to health and environmental legislation and regulations.
11.15    Compliance with Laws

(a)
No Governmental Authorizations are required for the Group Companies to conduct their activities and own, build, operate or use their assets, as now being conducted or owned, built, operated or used, have been obtained in compliance with applicable Laws and are in full force and effect.

(b)
Each Group Company have always conducted their activities and owned, built, operated or used their assets in compliance with all applicable Laws. There are no circumstances that may result in the withdrawal, suspension, non-renewal or modification of any Governmental Authorizations referred to in paragraph (a) above, and no matter or circumstances exist which may give rise to the criminal liability of any Group Company.

11.16    Relations with the Vendors

(a)
Unless otherwise set out in Schedule 11.16(a) (Relations with Members of the Vendors' Group), the Guarantors represent and warrant to the Purchaser that neither the Vendors, nor any Affiliate of the Vendors:

(i)
holds, either together or separately, directly or indirectly, in whole or in part, any property, assets or rights whatsoever that any Group Company needs to own, use, exercise or benefit from for purposes of carrying out all or part of its activities;

(ii)
is a creditor or debtor of any Group Company (except for the Vendors Receivables and the Vendors Payables) or will be able, whether currently or in the future, to exercise any claim or right against any Group Company or owe any obligation to any of them;

(iii)	has granted any Guarantee to secure any Group Company's undertakings, or is the beneficiary of any Guarantee granted by any Group Company;

(iv)
controls, either together or separately, directly or indirectly, in whole or in part, any Entity which operates a business similar to or competing with any business conducted by any Group Company or which is in a business relationship of any kind with any Group Company;

(v)	generally, has entered into any agreement with any Group Company.

(b)
As of the Initial Closing Date, and except as otherwise provided for in this Share Purchase Agreement, in particular in Clause 6.4 (Relations with Members of the Vendors), there shall be no agreements in force between any of the Group Companies, on the one hand, and any member of the Vendors' Group, on the other hand.

11.17    Commercial Relations

(a)
Schedule 11.17(a) (List of Commercial Agreements) provides a true and complete list of (i) all agreements executed during each of the years ended December 31, 2012, 2013 and 2014, whether in writing or oral, explicit or implicit, between the Group Companies, on the one hand, and their suppliers or distributors, on the other hand whereby the suppliers or distributors received annual revenues exceeding €50,000 (fifty thousand euros) for any given year and (ii) all agreements executed during each of the years ended December 31, 2012, 2013 and 2014, whether in writing or oral, explicit or implicit, between the Group Companies and their customers whereby the Group Companies received revenues exceeding €100,000 (one hundred thousand euros) for any given year.

(b)	There are no agreements that may oblige any Group Company, whether immediately or in the future, to accept imposed purchase prices or any restrictions whatsoever on their freedom to do business.

(c)
The Guarantors represent and warrant to the Purchaser that none of the Vendors or the Group Companies have been informed that any customer or supplier listed on Schedule 11.17(a) (List of Commercial Agreements) has decided or intends to cease, reduce or otherwise adversely modify, whether immediately or in the future, its commercial relationship with any Group Company for any reason, including as a result of the Acquisition.

11.18    Commercial Agents

(a)
Schedule 11.18(a) (List of Commercial Agents of the Group Companies) provides a true and complete list of the Group Companies' commercial agents with reasonable detail on the main terms of their agreements (including duration, territory, products concerned, rate of commission).

(b)
Except as set out in Schedule 11.18(b) (Specific Commercial Agency Agreements), none of the commercial agency agreements entered into by the Group Companies contain any provisions which are more favorable to the agent than those provided for by the relevant provisions of applicable Laws.

(c)
Any amounts owed to commercial agents have been duly paid in time by the Group Companies or are fully reserved for in the Annual Accounts (or will be in the Closing Accounts) and the Group Companies have no outstanding liabilities towards any current or former commercial agent, including those resulting from the termination or breach of its agreement. There are no Proceedings pending or threatened involving the Group Companies' and any of their former or current commercial agents.

(d)
No employment agreement has been entered into by any Group Company with current or former commercial agents and none of the Group Companies have granted any loans or other financial assistance to their commercial agents.

11.19    Employment - Pension

(a)
Schedule 11.19(a) (List of the Employees of the Group Companies) provides a true and complete list of all individuals employed by the Group Companies and indicates for each of them, their position, length of service, status (blue/white collar, foreman, executive, top executive), type of employment contract (fixed-term or open-ended, part-time or full-time), seniority and a description of their compensation details (including any benefits-in-kind, pensions benefits, variable compensation including bonuses, accrued paid holidays and working time related benefits (R.T.T.) and training rights entitlements (DIF or CPF)). No other individuals than those listed in Schedule 11.19(a) (List of the Employees of the Group Companies) may have a claim or right to be employed or considered as employed by any of the Group Companies. Schedule 11.19(a) (List of the Employees of the Group Companies) further identifies any of these employees who are entitled as of the date of this Share Purchase Agreement to an annual gross remuneration greater than €50,000 (fifty thousand euros) or who have been employed with any Group Company for a period exceeding five (5) years or employee representative functions within the Group.

(b)
Schedule 11.19(b) (List of the Managers) provides a true and complete list of the Managers of each Group Company and indicates for each of them their duties, term of office and a description of their compensation details (including any benefits-in-kind, pensions benefits, bonuses, termination indemnity and severance package including any unemployment package (GSC) or any other advantage of any kind). Except as set out in Schedule 11.19(b) (List of the Managers), no such Manager benefits from an employment agreement that is pending, currently suspended or that could be resumed after the termination of his/her duties as a Manager.

(c)
None of the Managers or Key Employees of the Group Companies have resigned or have informed the Guarantors or any Group Company of his/her intention to resign. None of them have been dismissed or have subject to a dismissal procedure which is pending.

(d)
Schedule 11.19(d) (List of the Collective Bargaining Agreements) provides a true and complete copy of all collective bargaining agreements applicable to each Group Company (the "Collective Bargaining Agreements") with an indication of their scope of application at the Initial Closing Date. The Collective Bargaining Agreements shall include in particular:

(i)
for each Group Company other than the Foreign Subsidiaries, the applicable industry-wide collective bargaining (conventions collectives de branche) and company-wide or group-wide collective bargaining agreements (accords collectifs d’entreprise ou de groupe);

(ii)	any collective bargaining agreements established with employee representatives (accords atypiques) or with the employees (referendum);

(iii)
retirement benefits (including end-of-career indemnities), voluntary and mandatory profit sharing, growth sharing (prime de partage des profits), working time, company savings plans, stock purchase or stock option plans, or any other similar agreement for the benefit of their respective employees or Managers;

(iv)	any document describing the remuneration policy, including premiums, bonuses, commissions, and benefits-in-kind, awarded to all of the staff or certain categories thereof or to the Managers;

(v)
any unilateral undertaking or other regional, local, company or industry practices (usages), that provide for advantages exceeding those resulting from applicable Laws or collective bargaining agreements.

(e)
All Collective Agreements comply with all applicable Laws, have been regularly filed, whenever required, are valid and in full force and effect. The Group Companies comply and have always complied with and fully performed their obligations under these Collective Agreements.

(f)	Except as set out in Schedule 11.19(d) (List of the Collective Agreements), none of the Group Companies have contracted any pension benefit obligations for any of their employees or Managers.

(g)
Standard forms of employment agreements for each category of employees used by the Group Companies are set out in Schedule 11.19(g) (Standard Forms of Employment Contracts). The terms and conditions of the employment contracts between each Group Company and each category of its employees (except, as the case may be, the terms and conditions of any non-compete undertaking), as well as the conditions of employment of any employee of the Group Companies, comply with applicable Laws and the Collective Agreements.

(h)
Schedule 11.19(h) (Specific Employment Contracts) provides a true and complete copy of those agreements entered into with the Key Employees and with the Managers of the Group Companies, if any. Schedule 11.19(h) (Specific Employment Contracts) further provides a table identifying any employee with an annual gross remuneration greater than €50,000 (fifty thousand euros) with employment agreements clauses or covenants that override the above-mentioned forms of employments contracts set out in Schedule 11.19(g) (Standard Forms of Employment Contracts) or applicable laws or collective bargaining agreements (including indemnity in case of termination, extended notice period, change of control provision) or whose employment contract otherwise differs materially from the standard form of employment contract set out in Schedule 11.19(g) (Standard Forms of Employment Contracts). Such table indicates the name of the beneficiary, the nature of the exceptional advantages granted and an evaluation of the burden represented by each of these advantages for the Group Company concerned.

(i)
The Guarantors represent and warrant to the Purchaser that neither the Vendors nor any Group Companies have undertaken to increase the rates of remuneration or to grant a bonus or advantage of any kind or pay any compensation to any of its employees or Managers as a result of the closing of the Initial Acquisition or the Subsequent Acquisition or otherwise after the date hereof, other than as imposed by applicable Laws or by the Collective Agreements or as disclosed in Schedule 11.19(i) (Increase of remuneration, bonus or advantage).

(j)
Schedule 11.19(j) (List of Certain Former Employees or Managers) provides a true and complete list of the employees or Managers whose employment contracts have been terminated with any Group Company since January 1st, 2013, or with whom a settlement agreement has been entered into. The Group Companies have no outstanding liabilities or obligations towards their former employees or Managers, including under such settlement agreements.

(k)
All amounts owing to any Managers or employees of any Group Companies (including under benefit plans or retirement reimbursements accrued to the employees) for all periods ending on or prior to the Initial Closing Date will have been timely paid in full or have been fully reserved for or provided as off-balance sheet commitments in the Closing Accounts.

(l)
Schedule 11.19(l) (List of Work Accident) provides a true and complete list of the work accident during the last two (2) years and the rates of social contributions applicable to the Group Companies over the same period.

(m)	The Group Companies are and have been in compliance with all applicable Laws relating to labor and social security laws.

(n)
The Group Companies have, in particular, always complied with working time laws and regulation, including regarding day-per-year working time scheme (forfaits annuels en jours), top management status (cadres dirigeants), mandatory daily and weekly rest time, overtime, night work and Sunday work.

(o)
Except as set out in Schedule 11.19(o) (Labor Related Proceedings), there are no pending or threatened Proceedings instituted by the Labor Administration (Inspection du Travail ou DDTE), the Social Security Administration (URSSAF) or any Governmental Authority competent for labor Laws, nor involving any Group Company and any of its present or former employees or Managers, or any union or employees' representatives. Schedule 11.19(o) (Labor Related Proceedings) identifies for each such Proceeding the parties thereto, the subject of the dispute, the amount claimed from or by the relevant Group Company and the provisions made in the Annual Accounts in connection with such litigation.

(p)
None of the Group Companies have made any undertakings, including undertakings to maintain or to terminate any employments agreements, within the context of any redundancy plan (plan de sauvegarde de l'emploi, or former plan social), an unemployment plan that has not been performed in full or fully reserved for in the Annual Accounts. None of the Group Companies incur any liability towards any of its employees or Managers or any former employees or Managers nor are liable to make any payment to any of them including by way of damages (except payments in relation to wages, properly incurred expenses and the labor proceedings set forth in Schedule 11.19(o)).

(q)	There is no pending or, to the Knowledge of the Guarantors, threatened labor strike, work stoppage or other organized disturbance or disruption of the labor force of any of the Group Companies.

(r)	There is no Person who may be entitled to claim that his or her current or former consulting or contractor relationship with a Group Company constitutes an employee-employer relationship.
11.20    Insurance

(a)
Schedule 11.20(a) (Description of the Insurance Policies) provides a true and complete list of the insurance policies maintained by the Group Companies or to which any Group Company is a named insured or otherwise the beneficiary of the coverage which will be available after the Initial Closing Date together with a list of the insurance policies maintained by the Group Companies or to which the any Group Company is the beneficiary of the coverage which will not be available after the Initial Closing Date, if any (the "Insurance Policies"). Schedule 11.20(a) (Description of the Insurance Policies) specifies for each Insurance Policy the name of the insurance company, the policy number, a description of the scope, nature and amount of the risk covered, the duration of the policy, the annual premium amount and the amount of the deductible, if any.

(b)
All such Insurance Policies are valid and in full force and effect. The Insurance Policies which will not be available after the Initial Closing Date will remain valid and in full force for any incident with a cause or origin in an event which occurred prior to the Initial Closing Date, whether known or unknown at such date.

(c)	All premiums due with respect to such Insurance Policies have been paid on time.

(d)	The Group Companies have not breached any provisions of the Insurance Policies and have properly declared any incident which might give rise to an indemnification under any of the Insurance Policies.

(e)
Except as set out in Schedule 11.20(e) (Description of Claims under Insurance Policies), there are no outstanding claim under any such Insurance Policies. The Group Companies have not suffered any damages nor know of any fact that might give rise to an increase of any insurance premium or deductible as currently applied under the Insurance Policies.

(f)
Except as set out in Schedule 11.20(f) (Komori insurance claim), during the last three years before the date hereof, none of the Group Companies has done anything or received any notification and there are no circumstances, that would result in the termination of any Insurance Policy, reduce the insurance coverage there under, prevent the renewal of any policy on its existing terms or otherwise modify any Insurance Policy in an adverse manner for the Group Companies.

11.21    Litigation

(a)
Schedule 11.21(a) (Description of Proceedings) provides a true and complete description of all Proceedings, pending or threatened, to which any Group Company is a party, for itself or on behalf of a Person for which it may be liable or a guarantor, or which relates to the conduct of any Group Company's activities or to any asset owned, operated or used by any Group Company. Schedule 11.21(a) (Description of Proceedings) provides with reasonable detail a description of the Proceedings referred to therein and further indicates the amount, if any, reserved for in the Annual Accounts in connection with any such Proceedings.

(b)	None of the Group Companies are or have been subject to any Proceedings which could prevent or delay the consummation or modify the terms of the Acquisition.

(c)	To the Knowledge of the Guarantors, no matter or circumstances exist which may give rise to the criminal liability of any Group Company and/or any of its Managers.
11.22    Product Liability

(a)
There are no pending or threatened Proceedings against any Group Company relating to the quality of the products sold, distributed, manufactured or delivered by or on behalf of any of the Group Companies (the "Products").

(b)
None of the Group Companies have received any injunction from any Governmental Authority, or any request from any other Person to recall any of its Products, or to inform its customers of a defect or any danger caused by a defect in any of its Products or linked to their use.

(c)
No warranty has been made with respect to the Products pursuant to which the Group Companies would be liable beyond the limits and periods provided for by the general conditions of sale to its clients set out in Schedule 11.22(c) (General Conditions of Sale Applied by the Group Companies to their Clients).

11.23    Tax Matters

(a)
Each Group Company has filed with any relevant Governmental Authority for all tax years through the Initial Closing Date, within the prescribed period for filing such returns, all Tax Returns prescribed by applicable Laws. Each such Tax Return is accurate, true and complete and has been prepared in compliance with applicable Laws.

(b)
The Group Companies have kept all their documents within the required time limits and as required by applicable Laws in order to justify the assessment and payment of any Taxes or any right or advantage relating to Taxes.

(c)
The Group companies have kept all their documents within the required time limits and as required by applicable Laws in order to justify the fulfillment of any Tax Returns, including DAS2 forms according to Articles 240 and 241 of the General Tax Code (“Code Général des Impôts”) and forms #2561 (“Imprimé Fiscal Unique”).

(d)
Each Group Company is up-to-date with payment of all Taxes. The reserves recorded in the Annual Accounts are sufficient to pay all Taxes due or that may become due with respect to any corresponding periods.

(e)	Except as set out in Schedule 11.23(e) (Tax Proceedings), none of the Group Companies:

(i)	have received any request for information or notice of reassessment or audit nor any other claim in relation to any Tax;

(ii)	are, or have been, subject to any Tax reassessment or audit or to any inquiry relating to Tax from any competent Governmental Authority;

(iii)	are parties to any Tax Proceedings;
during the last three years before the date hereof and, to the Knowledge of the Guarantors, no such reassessment, audit, claim or Proceeding is threatened.

(f)
Except as set out in Schedule 11.23(f) (Tax Advantages), no Group Company benefits or has benefited from any Tax advantage (including a carry forward or a deferment), favorable Tax regime or any aid, subsidy or other similar measure obtained in exchange for existing undertakings of the Group Companies or against an additional Tax burden, past, present or future. The Group Companies have fulfilled all conditions and carried out all formalities required to make all such advantages identified in Schedule 11.23(f) (Tax Advantages) final (including pursuant to Article 54 septies I and II of the French General Tax Code) and none of these advantages could be challenged, reduced or reclaimed.

(g)	The Group Companies' activities (including intra-group) have been carried out on an arm's-length basis and are in compliance with their respective corporate interests (intérêt social).

(h)
The Group Companies shall not incur any Tax or other costs or charges as a result of the breaking-up of the consolidated tax group existing between them further to the merger between Exasud and Pure Impression, as set out in Schedule 11.23(h) (Any Costs incurred as a result of the belonging to a Tax Group).

(i)
No Group Companies incur or have incurred any Tax liability with respect to any of the Intra-Group agreements, as said agreements are exhaustively identified in Schedule 11.23(i) (Intra-Group Agreements). The Companies have kept all necessary documents to justify any amounts paid pursuant to said agreements.

(j)
The Group Companies do not hold directly or indirectly shares, financial rights, or voting rights in a company or a group falling within Article 209 B of the General Tax Code (“Code Général des Impôts”). The Group Companies do not owe sums, or has not made payments or transfers, which fall within Article 238 A of the General Tax Code (“Code Général des Impôts”). The Group Companies have not transferred assets outside France in circumstances defined in Article 238 bis-0 I of the General Tax Code (“Code Général des Impôts”). The Group Companies have not and has never been a service supplier within the meaning of Article 155 A of the General Tax Code (“Code Général des Impôts”). The Company has not created a transfer of profit to a related foreign entity falling within the scope of Article 57 of the General Tax Code (“Code Général des Impôts”). The Group Companies has not delivered goods to foreign companies, which have no activity within the meaning of Article 262 ter, I-1° of the General Tax Code (“Code Général des Impôts”).

(k)
The Group Companies are able to provide upon request from any competent Governmental Authority the file of accounting entries (“Fichier des Ecritures Comptables”) as required by the Tax Procedure Code (“Livre des Procédures Fiscales”).

(l)
Each Group Company has appropriately withheld all Taxes to be withheld on amounts owed to any employees, independent contractors, shareholders, creditors, and other third party and have timely remitted and paid such withholdings to relevant Governmental Authority, as provided under the applicable Laws.

(m)	During the period from the date of this Share Purchase Agreement until the Initial Closing Date, the Guarantors shall ensure that:

(i)
none of the Group Companies shall deviate from the principles consistently applied and the courses of action consistently followed in the last three (3) years in respect of (i) the determination of the profit for Tax purposes of any Group Company, including but not limited to the depreciation schedule, and the moment revenue, income, gain, loss, cost and expenditures are recognized for Tax and accounting purposes; and (ii) the valuation of the assets and liabilities for Tax purposes of any Group Company; and

(ii)	no decisions or any other actions are taken by the Guarantors or any Group Company which may prejudice or otherwise cause an adverse change in the Tax position of any Group Company.

(n)
During the period from the date of this Share Purchase Agreement until the Initial Closing Date, the Guarantors shall ensure that without the prior written consent of the Purchaser, no Group Company shall:

(i)
take part or be involved in any transaction which may give rise to a Tax liability (including the increase of an existing Tax liability) for any of the Group Companies (or would have given or might give rise to such a Tax liability but for the availability of any Tax facility) other than in the ordinary course of business; and

(ii)
take part or be involved in any transaction or take any decision which (i) may cause a diminution or loss of any Tax relief, or (ii) may have the effect of prejudicing any Tax relief or Tax facility taken into account in respect of any event or transaction that is reflected in the 2014 Accounts.

11.24    Anti-Corruption and Anti-Bribery Compliance

(a)
None of the Group Companies (including any of their respective officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has, with respect to the business of the Group Companies, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, illegal rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti‑Corruption and Anti‑Bribery Laws to the extent applicable to the Group Companies.

(b)
There are no actions, conditions or circumstances pertaining to a Group Company’s activity that would reasonably be expected to give rise to any future, claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under Anti‑Corruption and Anti‑Bribery Laws.

(c)
The Group Companies have established and maintained a compliance program and internal controls and procedures reasonably appropriate to the requirements of Anti‑Corruption and Anti‑Bribery Laws that apply to the Group Companies.

11.25    Interim Period - Management

(a)
From the Reference Date through the date of this Share Purchase Agreement, each Group Company has conducted its activities in the ordinary course of business, prudently, consistently with past practices so as to preserve the value of its businesses, its reputation and its relations with Third Parties, and has not, except as disclosed in Schedule 11.25(a) (Interim Period - Management):

(i)	transferred any of the Shares or other Securities owned by such Group Company;

(ii)	increased, redeemed or decreased its share capital, issued any other Securities or made any other amendment to its by-laws (except in respect of the merger between Pure Impression and Exasud);

(iii)
declared or paid a dividend or an interim dividend or made any other payments to its shareholders or the Vendors' Group, except the dividends amounting to €28,055 paid by SCI Del Camino to ND and amounting to €28,055 paid by SCI Del Camino to MD and the dividends amounting to €50,751 paid by SCI La Mougère to BD;

(iv)
approved a winding-up, merger, split-up, contribution or sale of its business as a whole or of any of its divisions (branche d'activité) (except with respect to the merger between Pure Impression and Exasud);

(v)	transferred, contributed or disposed of any assets that is material to the conduct of its activities;

(vi)	incurred any Indebtedness for an aggregate principal amount greater than €50,000 (fifty thousand euros);

(vii)	made any investment exceeding €50,000 (fifty thousand euros) or entered into a leasing agreement for or rented any equipment for an amount exceeding €50,000 (fifty thousand euros);

(viii)	granted any loan (including to employees or Managers), credit or monetary facility outside the ordinary course of business;

(ix)
incurred any liability, or granted any Guarantee or created any Lien over any of its assets in respect of any liability other than in the ordinary course of business except for the “caution” granted by the CIC to the benefit of Exagroup as a guarantee into the last tax inspection which occurred in 2014 “contrôle fiscal”;

(x)
except for the implementation of the cost accounting “comptabilité analytique”, made any change in the Accounting Principles or other methods used for keeping its accounts, except for those required by any new Laws, nor revalue any assets or write-off any debt ;

(xi)
substantially modified or terminated or suffered any substantial modification or termination of any significant business relationships or Material Agreements other than in the ordinary course of business;

(xii)	managed the working capital of the Group Companies in a way that would be inconsistent with past practices;

(xiii)	made a single payment exceeding in total €50,000 (fifty thousand euros), excluding payments made in the ordinary course of business in respect of suppliers, employees, Taxes and rents;

(xiv)
entered into any agreement, either involving more than €50,000 (fifty thousand euros) or with a fixed duration exceeding 24 (twenty-four) months or outside the ordinary course of business except for (i) the lease agreement concluded by Exaprint and (ii) the three mandates given for the sale of Del Camino “mandats de vente” ;

(xv)	made any significant change in its relationship with any of its significant customers or suppliers;

(xvi)
accepted any new order from a client or place a new order before a supplier for an amount in excess of €50,000 (fifty thousand euros) other than in the ordinary course of business as regards the orders before any suppliers;

(xvii)	launched any new activities or new products or is involved in any research and development program for which it may bear costs in excess of €50,000 (fifty thousand euros);

(xviii)
undertaken any operations substantially modifying the composition, or the rights it has, over any of its assets, such as any transfers, assignments, pledges, leases, granting of licenses or other rights to a Third Party;

(xix)
entered into any agreement with Managers or employees of the Group Companies or granted any increase in compensation or other benefit not imposed by Law, the Collective Agreements or employment contracts in force at the date of this Share Purchase Agreement;

(xx)	modified any of the Collective Agreements;

(xxi)	dismissed or hired any Manager or Key Employee (except for the hiring of Mr. Jérôme Malnuit as Directeur de Production);

(xxii)
made any settlement in any Proceedings requiring it to pay an amount in excess of €25,000 (twenty-five thousand euros) except to the extent that the financial consequences thereof had been fully reserved for in the Annual Accounts;

(xxiii)	terminated, suffered any cancellation, termination or non-renewal of any of its Insurance Policies unless simultaneously replaced by other policies providing substantially the same coverage;

(xxiv)
transferred cash or cash equivalents to any members of the Vendors' Group (except (i) for the remuneration paid to ND and the remuneration paid to MD and (ii) the reimbursement of ND’s shareholder account in Exagroup amounting to €77,660 (seventy-seven thousand six hundred and sixty euros) and (iii) the reimbursement of MD’s shareholder account in Exagroup amounting to €1,351 (one thousand three hundred and fifty one euros);

(xxv)	entered into nor performed any transactions with any Affiliates or other transactions that were not enacted during the ordinary course of business and on an arms' length basis;

(xxvi)	entered into any financial arrangement described in paragraph (d) of the definition of Debt; or

(xxvii)	entered into any written binding commitment to do any of the above.

(b)
Since the Reference Date, no circumstance, event or fact has occurred that may have a Material Adverse Effect and the Guarantors do not anticipate anything that would have such a Material Adverse Effect.

11.26    Brokers’ Fees
None of the Group Companies have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Share Purchase Agreement.
11.27    Completeness of Representations and Warranties
Each of the representations and warranties herein contained is without prejudice to any other warranty, representation or undertaking and no clause contained in this Share Purchase Agreement shall restrict or govern the extent or application of any other clause or any provision of any other agreement or of any applicable Law.

12.	Refund
12.1    Refund

(a)
Subject to the provisions contained herein, from and after the Initial Closing Date, the Guarantors hereby agree to indemnify the Purchaser (or as the case maybe any Affiliate substituted pursuant to Clause 17) or the relevant Group Company as the Purchaser may direct:

(i)
from and against any Loss relating to any inaccuracy or breach of any representation or warranty made by the Guarantors under this Share Purchase Agreement or in any certificate or document delivered in connection therewith; and

(ii)
any reduction or shortfall in assets or any increase in or additional liabilities whatsoever of the Group Companies with a cause or origin in an event which occurred prior to the Initial Closing Date, whether known or unknown at such date and which is not fully reflected or sufficiently provided for in the Closing Accounts.

(b)
Any sums relating to a Loss due by the Guarantors pursuant to Clause 12.1(a) (Refund) shall be treated as a reduction of the Price (the "Refund"). The Refund shall be paid to the Purchaser except if the latter chooses to delegate such payment to any Group Company in which case, upon notice of such decision having been given to the Guarantors, payment of the Refund shall be made directly to the Group Company concerned.

(c)
For the avoidance of doubt, the provisions of Clause 12 (Refund) shall be deemed to apply to (i) all Vendors (other than CM-CIC) in case of a breach or inaccuracy of the representations and warranties contained in Clause 11.1 (The Vendors), Clause 11.2 (The Shares) and paragraphs (a) to (g) of Clause 11.4 (The Group Companies) and (ii) CM-CIC in case of a breach or inaccuracy of the representations and warranties contained in Clause 11.1 (The Vendors), Clause 11.2 (The Shares).

(d)
For the avoidance of doubt, this Clause 12.1 does not apply to CM-CIC. However, paragraphs (a) (i) and (b) of Clause 12.1 remain applicable in case of a breach or inaccuracy of the representations and warranties contained in Clause 11.1 (The Vendors) and paragraphs (a) to (f) of Clause 11.2 (The Shares) by CM-CIC.

12.2    Calculation

(a)	The amount of the Refund shall include all costs, fees and charges incurred by the Purchaser or any Group Company:

(i)
in connection with the defense of the corresponding Third Party Claim (including late payment interest, penalties, fines and the cost of any guarantees required to be provided during the course of such defense), or

(ii)	in connection with any Proceedings, if any, initiated in order to obtain payment of such Refund from the Guarantors under Clause 12 (Refund).

(b)
When the Refund is subject to any Tax (or any foreign Tax equivalent), the amount of the Refund will be increased by an additional amount, which shall be determined, to ensure that the Purchaser and/or the Group Companies would be in the same position had the Refund not been subject to Tax. When the Loss corresponds to a deductible Tax charge for any of the Group Companies concerned, the amount of the Refund relating to such Loss shall take into account the amount of the corporate income tax savings actually benefiting to such Group Company for the fiscal year during which the Loss has materialized.

(c)
The amount of the Refund relating to a Loss shall be reduced by the amount of any insurance proceeds paid to the Purchaser or any Group Company in connection with such Loss as of the payment date referred to in Clause 12.6 (Payment), it being however provided that the amount of the insurance proceeds so deducted shall be net of :

(i)	any Tax payable by the Purchaser or the relevant Group Companies in connection with the payment of such insurance proceeds (whether or not such Tax is actually paid);

(ii)	any costs, fees and charges incurred by the Purchaser or the relevant Group Companies in obtaining such payment; and

(iii)	any increase in premium incurred by the Purchaser or the relevant Group Companies and resulting from the facts and circumstances underlying such Loss.

(d)
No compensation other than late interest payments or penalties shall be owed by the Guarantors further to tax adjustments giving rise to a simple transfer of revenue or expense from one financial year to another and generating no additional tax costs for the Group Companies in connection with what it would have paid in the absence of such adjustment.

(e)
The amount of any indemnification in respect of a Loss due by the Guarantors shall be reduced by any provision, reserve or allowance which directly relates to the concerned Loss, recorded in the Closing Accounts. Concerning the Litigations relating to Labor law proceedings, as disclosed in Schedule 11.19(o) (Labor Related Proceedings) if the final amount of the Loss (as determined by the labor Courts after exhaustion of all appeals) is lower than the corresponding provision, the amount equal to the difference between the final amount of the Loss and the provision shall be offset, as the case may be, against any other amount of indemnification due by the Guarantors in respect of a

Loss. Concerning the Litigation relating to Creatimmo, all the amounts recovered by Pure Impression SA after exhaustion of all appeals shall be offset, as the case may be, against any other amount of indemnification due by the Guarantors in respect of a Loss.

(f)
Notwithstanding the fact that a Loss may result from a breach or inaccuracy of more than one of the representations of this Agreement, the Guarantors’ liability may only be sought once in respect of any given event or damage (non bis in idem).

(g)
The Guarantors shall not be liable under this Agreement in respect of any situation, fact or event and any Losses arising therefrom to the extent that the same occurred as the exclusive consequence of the passing of, or any change in, after the Initial Closing Date, (i) any law or regulation including any increase in the tax rates or any imposition of taxation or any withdrawal of relief from taxation not in effect at the Initial Closing Date (even in case of retroactive effect of such law or regulation), (ii) any case law (jurisprudence) consistently applied by Governmental Authorities until the Initial Closing Date, or (iii) the accounting policies or practices consistently applied by the Group Companies in accordance with Accounting Principles until the Initial Closing Date.

12.3    Limitations

(a)
Subject to Clause 12.3(c) below, the Purchaser shall not be entitled to receive a Refund relating to the Business Representations and Warranties from any of the Guarantors under this Clause 12(Refund), unless and only to the extent that:

(i)
each individual Loss related to the Business Representations and Warranties for which indemnification is sought exceeds a de minimis threshold of an amount of €10,000 (ten thousand euros) (it being specified that the amounts of Losses resulting from a same cause will be cumulated and considered as a single Loss for the purpose of this paragraph). For the avoidance of doubt, such limitation shall not apply to any Loss related to the Fundamental Representations and Warranties or the representations and warranties referred to in Clause 11.23 (Tax Matters); and

(ii)
all Losses related to the Business Representations and Warranties for which indemnification is sought exceed in the aggregate a cumulative deductible of an amount of €210,000 (two hundred and ten thousand euros); provided, the foregoing shall not apply to any Loss related to the Fundamental Representations and Warranties or the representations and warranties in Clause 11.23 (Tax Matters).

(b)
The aggregate amount of the Refunds for which the Guarantors may be liable under this Clause 12(Refund) shall be limited to the sum of €20,000,000 (twenty million euros), it being however specifically agreed that the aggregate amount of the Refunds resulting from Losses related to the Fundamental Representations and Warranties and for which the Guarantors may be liable under this Clause 12(Refund) shall be increased to an amount equal to the Purchase Price.

(c)
It is specifically agreed that none of the limitations (including as to amount or survival period) referred to in Clause 12 (Refund) shall apply to any Loss caused by any case of fraud or intentional misrepresentation from the Guarantors.

12.4    Claim Notices

(a)	In the event that the Purchaser estimates in good faith that it has a claim to be indemnified by the Vendors under this Clause 12 (Refund) (a "Claim"), then the Purchaser shall send to the Vendors

Representative a written notice (a "Claim Notice") which shall specify the grounds for such Claim and the estimated amount of the Refund claimed, if it can be determined.

(b)
The Claim Notice shall be sent by the Purchaser to the Vendors Representative, with reasonable promptness in view of the circumstances and no later than within sixty (60) Business Days after the Purchaser first becomes aware of the facts upon which the Claim is based.

(c)
Failure by the Purchaser to comply with the provisions of Clause 12.4(a) or Clause 12.4(b) above shall have no consequence on the ability of the Purchaser to make a Claim and shall be sanctioned solely by the payment of damages to the Guarantors, insofar as the latter are able to prove that such delay adversely affected their defense, and then only in proportion to the amount of the prejudice thus established.

(d)
Any Claim shall be deemed accepted by the Guarantors unless the Vendors Representative shall have objected to the Claim Notice in a written statement (providing explanations with supporting evidence as may reasonably be required to assess the merits of such objection) and such statement (the "Objection Notice") shall have been delivered to the Purchaser prior to the expiration of a period of thirty (30) Business Days following receipt of the Claim Notice. In the absence of such Objection Notice, the Claim shall be deemed accepted by the Guarantors who shall immediately pay the amount of the Refund to the Purchaser in accordance with the provisions of Clause 12.6 (Payment).

(e)
Should the Vendors Representative object in writing to any Claim made by the Purchaser, the Vendors Representative and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity and amount of such Claim. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Purchaser of the Objection Notice, the dispute shall be settled in accordance with the provisions of Clause 20 (Governing Law - Disputes).

12.5    Claims Involving Third Parties

(a)
In the event that any Proceedings may be instituted with any Third Party in respect of which the Purchaser may have a Claim (a "Third Party Claim"), the Purchaser shall keep the Vendors Representative reasonably informed of the development of the Third Party Claim.

(b)
The Vendors Representative may participate, at its expense, in the defense of any Third Party Claim with counsel of its choice, who shall cooperate with the counsel of the Purchaser or the Group Company concerned. The Vendor's Representative shall exercise its rights under this Clause 12.5 with moderation, in good faith and taking into account the reasonable interests of the Group Companies. The Vendors Representative shall notify the Purchaser of its intent to participate to the defense of such Third Party Claim within thirty (30) Business Days from the date of receipt of the Claim Notice. Failing the receipt by the Purchaser of such notification within such period of time, the Vendors Representative shall be deemed having waived its rights to participate to the defense of the given Third Party Claim.

(c)
In the case of such a waiver by the Vendors Representative of its rights to participate to the defense of the given Third Party Claim, the Purchaser shall be empowered to take any decision as regards the Proceedings with the exception that any transaction, compromise, or similar action regarding the Third Party Claim shall always be subject to the prior consent of the Vendors Representative, such consent not to be unreasonably withheld or delayed by the Vendors Representative.

(d)
In the event the Vendors Representative gives notice of the Guarantors’ decision to participate in the defense of the interests of the relevant Group Company(ies) within the thirty (30) Business Days period above:

(i)
the Purchaser shall ensure that the Vendors Representative has access to information and documents which are useful for the defense in the file, the Parties agreeing that the Vendors Representative considers such information and documents as being confidential in nature;

(ii)
the Purchaser shall ensure that the Vendors Representative is kept informed of each important step of the proceeding, it being specified that (i) the Purchaser shall seek the consent of the Vendors Representative with respect to strategic choices in relation to the defense, and (ii) such consent shall not be unreasonably withheld or delayed by the Vendors Representative; and

(iii)
the relevant Group Company(ies) shall not compromise, settle, acquiesce or discontinue any claim, financial, legal or administrative proceedings in which it is involved without the prior consent of the Vendors Representative, such consent not to be unreasonably withheld or delayed by the Vendors Representative.

12.6    Payment

(a)	Subject to the provisions of paragraphs (b) et seq. hereafter, the payment of any sum due by the Guarantors under this Clause 12 (Refund) will be made:

(i)
in connection with a Third Party Claim for which the corresponding Claim has not been disputed by the Vendors Representative pursuant to Clause 12.4 above, within ten (10) Business Days following receipt by the Vendors Representative of a notice sent by the Purchaser evidencing that the amount of the Third Party Claim is being due and payable as a result of an immediately enforceable decision or as a result of the execution of a settlement agreement; and

(ii)
in connection with any other Claim, within ten (10) Business Days following the acceptance of the Claim by the Vendors Representative in accordance with Clause 12.4(d) above, or in the event of a disagreement between the Parties, following the date of an immediately enforceable decision rendered in accordance with Clause 12.4(e) and Clause 20 (Governing Law - Disputes) in respect of such disagreement between the Parties.

(b)
In case the amount of the Losses resulting from Claims made by the Purchaser under this Clause 12 (Refund) exceeds the amount of the Bank Guarantee, the Parties agree that 30% of the portion of the Losses which are in excess of the amount of the Bank Guarantee (but only those 30%) would only become payable on the date of the Subsequent Closing, it being expressly agreed by the Parties that such 30% amount will bear interest at a yearly rate of 5%, as from the date when the Loss (the remaining 70%) has become due under the terms of this Share Purchase Agreement.

(c)
The Purchaser or the Group Companies shall have the right, but not the obligation, to offset any amount (which is certain, liquid and due, as agreed between the Parties, or as determined by a competent court or arbitral panel) that is due to the Purchaser by ND and /or MD under the terms of this Share Purchase Agreement including as a result of any claim for indemnification, against any amount which may remain payable to ND and/or MD under this Share Purchase Agreement.

(d)
In addition, the Purchaser or the Group Companies shall have the right, but not the obligation, to retain any amount resulting from Claims made by the Purchaser under this Clause 12(Refund) which are in excess of the amount of the Bank Guarantee, against any amount which may remain payable to ND and/or MD under this Share Purchase Agreement, until such time when the relevant Claims are finally settled between the Parties, as the case may be, by a competent court or arbitral panel.

(e)
Any amount due by the Guarantors under this Clause 12(Refund) that is not paid within the time periods set forth in Clause 12.6(a) shall automatically and immediately bear interest at a yearly rate of 3%, to be added to whatever interest rate may already be applicable under the terms of the Agreement. This provision shall be without prejudice to any other Purchaser's rights for indemnification or specific performance as a result of such late payment.

12.7     Disclosures

(a)
Except where, and to the extent that, a given representation includes a specific reference to the Knowledge of the Guarantors, the Vendors may not be released, in all or in part, from their obligations to pay a Refund to the Purchaser in connection with a Claim by invoking any lack of awareness of the facts in question.

(b)
The Guarantors shall not be released, in all or in part, from their obligations to indemnify the Purchaser in connection therewith by invoking any knowledge that the Purchaser has, may have or should have of the facts giving rise to the Claim (including as a result of any investigations made by the Purchaser or any oral or written disclosure made by the Guarantors during the due diligence or in this Share Purchase Agreement or in the Schedules thereto).

(c)
The Guarantors may only be released from their obligations to indemnify the Purchaser in connection with a Claim as a result of those elements expressly disclosed in the Schedules, provided that nothing in a Schedule shall be deemed to constitute a valid disclosure, unless the Schedule identifies such disclosure with reasonable particularity so that the Purchaser may properly estimate the nature and extent of the disclosure by merely reading such Schedule without any further inquiries.

(d)
Disclosures made in a specific representation or warranty shall not be deemed to have been disclosed with respect to any other representation or warranty made in this Share Purchase Agreement, except where a specific cross-reference has been made.

(e)
Approval at the shareholders’ meeting of the Annual Accounts of any Group Company for the current fiscal year or any subsequent fiscal year shall not constitute, where applicable, a waiver by the Purchaser of its right to indemnification under this Clause 12 (Refund).

12.8    Survival of Representations, Warranties and Refund

(a)
The Fundamental Representations and Warranties shall survive the Initial Closing and shall continue to be in full force and effect until sixty (60) Business Days following the expiration of applicable statutes of limitations.

(b)
Representations and warranties of the Guarantors in relation to Clause 11.23 (Tax Matters) and to Clause 11.19 (Employment - Pension) shall survive the Initial Closing and shall continue to be in full force and effect until one hundred and twenty (120) Business Days following the expiration of the applicable statute of limitations.

(c)
Representations and warranties of the Guarantors in relation to Clause 11.14 (Environment) shall survive the Initial Closing Date and shall continue to be in full force and effect until the Subsequent Closing Date.

(d)
The Business Representations and Warranties other than the representations and warranties in relation to Clause 11.19 (Employment - Pension), Clause 11.23 (Tax Matters) and Clause 11.14 (Environment) shall survive the Initial Closing and shall continue to be in full force and effect during a period of twenty-four (24) months starting from the Initial Closing Date.

(e)
The termination of any such representation and warranty, however, shall not affect any Claim if a Claim Notice thereof has been given to the Vendors Representative prior to such termination, regardless of the fact that the amount of the potential Loss or Refund is not precisely known or determined at that time.

13.	Bank Guarantee
As a guarantee for the performance of their obligations under Clause 12 (Refund), ND and MD shall provide the Bank Guarantee to the Purchaser on or before the Initial Closing Date, in the form set forth in Schedule 13 (Bank Guarantee).

14.	Confidentiality

(a)
The existence, purpose and content of this Share Purchase Agreement are confidential. Consequently, each Party undertakes not to disclose to any Third Party any information relating to the Acquisition, the terms and conditions of this Share Purchase Agreement or the transactions contemplated hereby and each Party shall take all appropriate actions to keep such information confidential. Such obligations shall remain in force up to the Initial Closing Date.

(b)
Pending Initial Closing, no publicity, public announcement, press release, or disclosure regarding this Share Purchase Agreement or the transactions contemplated herein shall be made without the prior written consent of the other Parties on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld or delayed.

15.	Vendors Representative

(a)
For the purposes of this Share Purchase Agreement, each Vendor (except CM-CIC) hereby appoints ND (the "Vendors Representative"), who accepts, as its representative, in its name and on its behalf, to sign and negotiate all documents required for the closing of the Initial Acquisition and for the closing of the Subsequent Acquisition as well as any amendment to this Share Purchase Agreement entered into in accordance with Clause 19.3 (Amendment - Waiver), to make and receive all notices and to make all communications or declarations and to receive all payments which are to be made pursuant to this Share Purchase Agreement or as a consequence thereof, to, or on behalf of, the Vendors. In view of the mutual interest it represents for the Vendors, such power of attorney is irrevocable.

(b)	Any notification to the Vendors Representative shall thus be deemed to have been made to each of the Vendors (except CM-CIC).

(c)
The Purchaser will be fully protected if it relies upon any decision of ND acting as representative of the Vendors (except CM-CIC) until the Purchaser has been notified the appointment decision of a new Vendors Representative signed by all the Vendors.

(d)	The Purchaser shall have no obligation to send any Notices to CM-CIC unless such notice relates specifically to CM-CIC’s rights and obligations under this Share Purchase Agreement.

16.	Notices

(a)
Except when specifically stipulated as otherwise in this Share Purchase Agreement, any notice, demand, consent, agreement or other communication to be served under the Share Purchase Agreement or referred to therein (a "Notice") will be valid only if made in accordance with the provisions of this Clause 16. Any such Notice shall be completed in writing, drafted in English, addressed as provided in Clause 16(b) and served:

(i)	by hand delivery, in which case it shall be deemed to have been given upon delivery to the recipient (as evidenced by the acknowledgement of receipt);

(ii)
by registered letter with acknowledgment of receipt or by an internationally recognized express overnight delivery service, in which case it shall be deemed to have been given on the date of first presentation;

(iii)	by e-mail, in which case it shall be deemed to have been given when despatched subject to confirmation of delivery by a delivery receipt, provided that any Notice despatched after 6:00 p.m. on a Business Day shall be deemed given at the start of the next Business Day.

(b)	Notices shall be sent to the following addresses:

(i)	If to the Purchaser to:

Name:            Vistaprint Italy Srl c/o Vistaprint SARL
Address:         4 Square Edouard VII, 75009 Paris, France
E-mail address:         eteunissen@cimpress.com
Attn:             Chief Financial Officer, Cimpress

with a copy to:
Name:            Vistaprint USA, Inc
Address:         95 Hayden Avenue, Lexington, MA 02421, USA
E-mail address:         legal.notices@vistaprint.com
Attn:             General Counsel

with a copy to:
Name:            Latham & Watkins
Address:        45 rue Saint Dominique, 75007 Paris
E-mail address:         francois.mary@lw.com
Attn:             François Mary

(ii)	If to the Vendors (except CM-CIC) to:

Name:            Nicolas Dematté
Address:         135, Rue des Pommettes, 34000 Montpellier, France
E-mail address:         nd@exagroup.fr

with a copy to:
Name:            Mrs. Sylvie Amiel
Address:         4 rue de l’Hôtel de Ville, 34000 Montpellier
E-mail address:         s.amiel@amiel-avocat.com

(iii)	If to CM-CIC:

Name:            CM-CIC Investissement
Address:        23 Parvis des Chartrons, 33000 Bordeaux
E-mail address:         eve.bassecathalinat@cmcic.fr
Attn:             Eve Basse-Cathalinat

with a copy to:
Name:                AGILYS Avocats
Address:            5 rue Auber,75009 Paris
E-mail address:             pjouglard@agilysavocats.com
Attn:                 Pierre Jouglard

or to such other addresses as a Party may provide to the other Parties in accordance with this Clause 16.

17.	Substitution - Assignment - Restructuring
17.1    Substitution prior to Initial Closing
The Purchaser may, at any time prior to the Initial Closing Date, be replaced in its rights and obligations provided herein by any of its Affiliates (the "Substituted Subsidiary"), provided that such Affiliate is a direct or indirect subsidiary of Cimpress N.V. registered in the European Union.
17.2    Assignment - Restructuring

(a)
The Purchaser may not assign or substitute, directly or indirectly, without the prior consent of the Vendors, the benefit of any provision of this Share Purchase Agreement to any Person other than an Affiliate.

(b)
In the event of a transfer by the Purchaser of all or part of the Shares through any mean (including by way of a merger, contribution, split, sale, dissolution), it is specifically agreed that the Purchaser shall remain entitled to present a Claim to the Vendors under Clause 12 (Refund) and to fully benefit from its rights to indemnification hereunder, except however if such rights have been assigned to such transferee in accordance with paragraph (a) above.

(c)
The Vendors may not assign, or substitute, any Person to perform any of their obligations under this Share Purchase Agreement. The obligations of the Vendors shall however be binding upon their successors in title (ayants droits) and, when possible, the Vendors shall remain jointly and severally liable with their successors for the fulfillment of the obligations under this Share Purchase Agreement.

(d)
Notwithstanding the foregoing, it is specifically agreed that this Share Purchase Agreement shall remain valid notwithstanding the disappearance or change of control of any Group Company (including as a result of any restructuring such as merger, contribution, split, sale, dissolution) and the Vendors may not argue from such disappearance nor from a change of control of any Group

Company or of the Purchaser to limit or refuse to perform their obligations under this Share Purchase Agreement or to accelerate any payment undertakings of the Purchaser under this Share Purchase Agreement.

18.	Taxes - Other Costs and Expenses

(a)
Whether or not the transactions contemplated by this Share Purchase Agreement are consummated and expect as may otherwise be expressly provided herein, each of the Vendors, on the one hand, and the Purchaser, on the other hand, shall bear its own costs, fees and charges incurred (including any legal or other advisory fees) in connection with the negotiation, preparation, and signing of this Share Purchase Agreement and the consummation of the transactions contemplated herein.

(b)
The Vendors shall ensure that all such costs, fees and charges borne by the Company or any other Group Company were incurred for services provided in the corporate interest of the Company or said Group Company.

(c)	The taxes referred to in Article 726 of the French General Tax Code shall be borne by the Purchaser.

(d)
It is further agreed that if the Purchaser is obliged to take legal action in order to exercise any of its rights under this Share Purchase Agreement, the Vendors shall reimburse the Purchaser for all reasonable costs, fees and charges incurred by the Purchaser.

19.	Miscellaneous
19.1    Interpretation

(a)	The recitals and Schedules (as well as any attachments thereto) in this Share Purchase Agreement are incorporated herein by reference and form an integral part hereof.

(b)
Unless the context shall otherwise require, all references herein to "Clauses", "Paragraphs" and "Schedules" shall be deemed references to clauses, paragraphs and Schedules in this Share Purchase Agreement. The descriptive headings to Clauses, Paragraphs and Schedules are inserted for convenience only, and shall have no legal effect.

(c)
Except when used with the word "either", the word "or" shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word "or" shall be deemed to include the word "and").

(d)	Whenever used in this Share Purchase Agreement the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(e)
Whenever used in this Share Purchase Agreement the words "hereof", "herein" and similar words shall be construed as references to this Share Purchase Agreement as a whole and not just to the particular Section or subsection in which the reference appears.

19.2    Calculation of Time Periods
The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under this Share Purchase Agreement, provided that the references in Article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.
19.3    Amendment - Waiver

(a)	No terms of this Share Purchase Agreement may be altered, modified, amended or supplemented or terminated except by an instrument in writing duly signed by all Parties.

(b)
A waiver of any term, provision or condition of, or consent granted under this Share Purchase Agreement shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

(c)
No failure or delay on the part of any Party in exercising any right under this Share Purchase Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right as specifically set forth herein.

(d)	No breach by any Party of any provision of this Share Purchase Agreement shall be waived or discharged except with the express written consent of the other Parties.
19.4    Invalidity - Agreement to Prevail

(a)
If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of this Share Purchase Agreement shall not be affected or impaired thereby. In such case, the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceable, invalid, illegal or inapplicable provision or term that shall be consistent with the intent and object of the original provision.

(b)
This Share Purchase Agreement (including the Schedules hereto and the documents referred to herein) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

20.	Governing Law - Disputes

(a)
This Share Purchase Agreement and any contractual or non-contractual obligation arising out of or in connection with this Share Purchase Agreement shall be governed by, and construed in accordance with, French law.

(b)
All Disputes shall be referred to and finally settled by arbitration under the then existing Arbitration Rules of the International Chamber of Commerce, which are deemed to be incorporated by reference into this Share Purchase Agreement, by three (3) arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Paris, France. The language of the arbitration proceedings shall be English.

(c)
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Share Purchase Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Share Purchase Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Share Purchase Agreement.
Signed below in Paris, on the date specified above, in seven (7) originals; it being specified that one (1) original will be given to ND, Mr. Antoine Dematté and Mr. Guillaume Dematté who declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code and that one (1) original will be given to MD, Mr. Pablo Del Rio and Mrs. Sara Del Rio who declare having the same interest as defined under Article 1325 alinéa 2 of the French Civil Code.

The Vendors BRUNO DEMATTÉ	NICOLAS DEMATTÉ
/s/Bruno Dematté	/s/Bruno Dematté
By: Bruno Dematté Title: duly empowered
MARISE DEMATTÉ	CM-CIC INVESTISSEMENT
/s/Bruno Dematté	/s/Eve Basse-Cathalinat
By: Bruno Dematté Title: duly empowered	By: Eve Basse-Cathaliant Title: duly empowered
NEW DEMINVEST	KARA INVEST
/s/Bruno Dematté	/s/Bruno Dematté
By: Bruno Dematté Title: duly empowered	By: Bruno Dematté Title: duly empowered

PABLO DEL RIO	SARA DEL RIO
/s/Bruno Dematté	/s/Bruno Dematté
By: Bruno Dematté Title: duly empowered	By: Bruno Dematté Title: duly empowered
ANTOINE DEMATTÉ	GUILLAUME DEMATTÉ
/s/Bruno Dematté	/s/Bruno Dematté
By: Bruno Dematté Title: duly empowered	By: Bruno Dematté Title: duly empowered
The Purchaser VISTAPRINT ITALY SRL
/s/Robert S. Keane
By: Robert S. Keane